UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Neurocrine Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

NEUROCRINE BIOSCIENCES, INC.
12790 El Camino Real
San Diego, CA 92130

Notice of Annual Meeting of Stockholders

To Be Held on May 28, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), will be held on May 28, 2008, at 8:30 a.m. local time, at the Company’s corporate headquarters located at 12790 El Camino Real, San Diego, California 92130 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect two Class III Directors to the Board of Directors to serve for a term of three years;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;

3.	To approve an amendment to the Company’s 2003 Incentive Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance thereunder from 4,800,000 to 5,300,000;

4.	To consider a stockholder proposal to declassify the Board of Directors;

5.	To consider a stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals; and

6.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Only stockholders of record at the close of business on April 1, 2008 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage prepaid envelope, or vote by telephone or internet (instructions have been provided on your proxy card). Stockholders attending the Annual Meeting may vote in person even if they have returned a Proxy.

By Order of the Board of Directors,

Margaret Valeur-Jensen, J.D., Ph.D.
Corporate Secretary

San Diego, California
April 28, 2008

Neurocrine Biosciences, Inc.

12790 El Camino Real
San Diego, California 92130

PROXY STATEMENT

The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), for use at its 2008 Annual Meeting of Stockholders to be held on May 28, 2008 beginning at 8:30 a.m., local time, or at any continuations, postponements or adjournments thereof for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters, located at 12790 El Camino Real, San Diego, California 92130. The Company’s phone number is (858) 617-7600.

This proxy statement is being first mailed on or about April 28, 2008 to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of two directors, approval of an amendment increasing the number of shares of common stock reserved for issuance under the Company’s 2003 Incentive Stock Plan, as amended (“2003 Plan”) from 4,800,000 to 5,300,000, consideration of a stockholder proposal to declassify the Board of Directors, consideration of a stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals, and ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on April 1, 2008 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on the Record Date are entitled to receive notice of and to participate in the Annual Meeting. At the close of business on the Record Date, 38,421,043 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Each outstanding share of the Company’s common stock will be entitled to one vote on each proposal considered at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 38,421,043 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 19,210,522 shares will be required to establish a quorum. The presence of a quorum will be determined by the Inspector of Elections (the “Inspector”).

Proxies received but marked as abstentions as well as “broker non-votes” will be included in the calculation of the number of shares considered to be present at the Annual Meeting. Broker non-votes occur when a holder of shares in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine” under applicable regulations.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or are a Neurocrine employee who participated in the Employee Stock Purchase Program and attend the Annual Meeting), you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. To assist in soliciting proxies (votes), the Company intends to retain Innisfree, a professional proxy solicitation firm, at an approximate cost of $10,000, plus certain out-of-pocket expenses. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

Can I vote by telephone or electronically?

If you are a registered stockholder you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on May 27, 2008.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. Your proxy will also be revoked if you attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated directors (see Proposal One);
•	for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2008 (see Proposal Two);
•	for approval of the amendment to the Company’s 2003 Incentive Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance thereunder from 4,800,000 to 5,300,000 (see Proposal Three);

•	against the stockholder proposal to declassify the Board of Directors (see Proposal Four); and
•	against the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals (see Proposal Five).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of shares represented in person or by proxy at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on and will not be counted in determining the number of shares represented in person or by proxy at the Annual Meeting. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who counts the votes?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector.

STOCK OWNERSHIP

Who are the principal stockholders, and how much stock does management own?

The following table sets forth the beneficial ownership of the Company’s common stock as of February 29, 2008 by (i) each of the current and former executive officers named in the table under the heading “Summary Compensation Table,” (ii) each current \director, (iii) all current directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock. A total of 38,402,376 shares of the Company’s common stock were issued and outstanding as of February 29, 2008.

		Number of
		Shares of	Total Number
		Common	of Shares of
	Number of	Stock	Common
	Shares of	Acquirable	Stock
	Common Stock	Within	Beneficially	Percent
Name and Address of Beneficial Owner (1)	Owned (2)	60 Days (3)	Owned (4)	Ownership

Federated Investors, Inc. (5)	5,182,300	—	5,182,300	13.5%
Federated Investor Towers, Pittsburgh, PA 15222
Biotechnology Value Fund Group (6)	4,195,100	—	4,195,100	10.9%
900 North Michigan Avenue, Suite 1100, Chicago, IL 60611
Dimensional Fund Advisors, LP (7)	2,932,456	—	2,932,456	7.6%
1299 Ocean Avenue, Santa Monica, CA 90401
RA Capital Management, LLC (8)	2,405,000	—	2,405,000	6.3%
111 Huntington Avenue, Suite 610, Boston, MA 02199
T. Rowe Price Associates, Inc. (9)	2,212,961	—	2,212,961	5.8%
100 E. Pratt Street, Baltimore, MD 21202
Kevin C. Gorman, Ph.D.	70,997	245,440	316,437	*
Timothy P. Coughlin	11,704	52,961	64,665	*
Richard Ranieri	14,667	91,502	106,169	*
Margaret Valeur- Jensen, J.D., Ph.D.	38,365	175,465	213,830	*
Gary A. Lyons	447,656	661,000	1,108,656	2.8%
Corinne H. Lyle	—	34,000	34,000	*
W. Thomas Mitchell	1,000	66,000	67,000	*
Joseph A. Mollica, Ph.D.	—	107,500	107,500	*
Richard F. Pops	—	82,000	82,000	*
Stephen A. Sherwin, M.D.	—	99,500	99,500	*
Wylie W. Vale, Ph.D.	231,372	87,555	318,927	*
All current executive officers and directors as a group (14 persons)	858,060	1,798,739	2,656,799	6.6%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of the Company’s common stock as of February 29, 2008.

(1)	The address of each individual named is c/o Neurocrine Biosciences, Inc., 12790 El Camino Real, San Diego, CA 92130, unless otherwise indicated.

(2)	Represents shares of common stock owned, excluding shares of common stock subject to stock options and restricted stock awards that are listed under the heading “Number of Shares of Common Stock Acquirable Within 60 Days,” by the named parties as of February 29, 2008.

(3)	Shares of common stock subject to stock options currently exercisable or exercisable within 60 days of February 29, 2008, regardless of exercise price, and shares of common stock acquirable within such period pursuant to restricted stock awards, are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

(4)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(5)	Based on Amendment No. 2 to Schedule 13G filed by Federated Investors, Inc. (“Federated”) on February 13, 2008, reporting ownership as of December 31, 2007. According to such filing, Federated is the parent holding company, through its wholly-owned subsidiary FII Holdings, Inc., of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to various registered investment companies and separate accounts that own shares of the Company’s common stock. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). Pursuant to Rule 13d-4 of the Securities Act of 1933, as amended, Federated, the Trust and the Trustees disclaim beneficial ownership of all of these shares.

(6)	Based on Amendment No. 1 to Schedule 13G filed by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“Investments”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“Partners”) and BVF Inc. (BVF Inc.”) on February 29, 2008, reporting ownership as of February 20, 2008. According to such filing, BVF beneficially owned 958,100 shares of Common Stock, BVF2 beneficially owned 657,000 shares of Common Stock, Investments beneficially owned 2,298,000 shares of Common Stock and ILL10 beneficially owned 282,000 shares of Common Stock. Beneficial ownership by Partners and BVF includes 4,195,100 shares of Common Stock. Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock beneficially owed by Investments and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager, and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.

(7)	Based on Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) on February 6, 2008, reporting ownership as of December 31, 2007. According to such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(8)	Based on Amendment No. 1 to Schedule 13G filed by RA Capital Management, LLC (“RA Capital”) on February 14, 2008, reporting ownership as of December 31, 2007. According to such filing, Richard H. Aldrich and Peter Kolchinsky are the managers of RA Capital, which is the sole general partner of each of RA Capital Biotech Fund, L.P. (“Fund I”) and RA Capital Biotech Fund II, L.P. (“Fund II”) who are collectively the “Reporting Persons”. In the aggregate, the Reporting Persons beneficially own 2,405,000 shares of Common Stock. The beneficial ownership of each Reporting Person is as follows: (i) Fund I beneficially owns 2,373,735 shares of Common Stock, (ii) Fund II beneficially owns 31,625 shares of Common Stock, and (iii) RA Capital, as the sole general partner of each of Fund I and

Fund II, and Mr. Aldrich and Mr. Kolchinsky as the managers of RA Capital, each beneficially own 2,405,000 shares of Common Stock of the Issuer. Each of Fund I and Fund II has the power to vote and dispose of the shares of Common Stock beneficially owned by such entity (as described above). RA Capital, as the sole general partner of each of Fund I and Fund II, has the sole authority to vote and dispose of all of the shares of Common Stock reported. Mr. Aldrich and Mr. Kolchinsky, by virtue of their position as managers of RA Capital, have the shared authority to vote and dispose of all of the shares of Common Stock reported.

(9)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) on February 12, 2008, reporting ownership as of December 31, 2007. According to such filing, any securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such fund participate proportionately in any dividends and distributions so paid. Any securities owned by various individuals and institutional investors, the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which T. Rowe serves as investment advisor. For purposes of the reporting requirements of the Security Exchange Act of 1934, T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2007.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Company’s Bylaws provide that the Board of Directors will be comprised of eight directors. The Company’s Certificate of Incorporation provides that the Board of Directors is divided into three classes. There are currently three directors in Class I (Joseph A. Mollica, Ph.D., Wylie W. Vale, Ph.D. and W. Thomas Mitchell), three directors in Class II (Corinne H. Lyle, Richard F. Pops, and Stephen A. Sherwin, M.D.), and two directors in Class III (Gary A. Lyons and Kevin C. Gorman, Ph.D.). Additionally, former Class III director Adrian Adams resigned from the Board of Directors on February 14, 2007. With the exception of Kevin C. Gorman, Ph.D., who is the President and Chief Executive Officer of Neurocrine Biosciences, Inc., and Gary A. Lyons, who is the former President and Chief Executive Officer of Neurocrine Biosciences, Inc. all current members of the Board of Directors and Mr. Adams, meet the definition of “independent director” under the Nasdaq Stock Market qualification standards.

The directors in Class III hold office until the 2008 Annual Meeting of Stockholders, the directors in Class I hold office until the 2009 Annual Meeting of Stockholders and the directors in Class II hold office until the 2010 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office, or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company’s directors and executive officers.

The term of office for directors Gary A. Lyons and Kevin C. Gorman, Ph.D., will expire at the 2008 Annual Meeting. At the 2008 Annual Meeting, the stockholders will elect two Class III directors for a term of three years.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2008 Annual Meeting and entitled to vote on the election of directors will be elected to the Board of Directors.

Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any of the Company’s nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any of the Company’s nominees will be unable or will decline to serve as a director. The Board of Directors recommends that stockholders vote “FOR” the nominees named below.

Nominees for Election at the Annual Meeting

Both of the nominees (Gary A. Lyons and Kevin C. Gorman, Ph.D.) are currently Class III directors of the Company. Mr. Lyons was previously elected to the Board of Directors by the Company’s stockholders. Dr. Gorman’s appointment was recommended by the full Board of Directors. Dr. Gorman was appointed to the Board of Directors in January 2008. Information about the nominees is set forth below:

			Director
Name of Director	Age	Position in the Company	Since

Gary A. Lyons	57	Director	1993
Kevin C. Gorman, Ph.D.	50	President, Chief Executive Officer and Director	2008

Gary A. Lyons has served as a director of the Company since joining Neurocrine in February 1993. Mr. Lyons served as the President and Chief Executive Officer of the Company from February 1993 through January 2008. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves on the Boards of Directors for Rigel Pharmaceuticals, Inc., a biotechnology company focused on immunology and Vical Incorporated, a biotechnology company focused on the prevention and treatment of serious or life-threatening diseases. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University’s J.L. Kellogg Graduate School of Management.

Kevin C. Gorman, Ph.D. has been employed with the Company since 1993. He was appointed President, Chief Executive Officer and Director in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the Company and several other biotechnology companies such as Onyx Pharmaceuticals, Metra Biosystems, IDUN and ARIAD Pharmaceuticals. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University.

Who are the remaining directors that are not up for election this year?

The Class I and II directors will remain in office after the 2008 Annual Meeting. The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

			Director
Name of Director	Age	Position in the Company	Since

Joseph A. Mollica, Ph.D. (3)	67	Chairman of the Board	1997
Corinne H. Lyle(1)	48	Director	2004
W. Thomas Mitchell (1) (3)	62	Director	2002
Richard F. Pops (1) (2)	46	Director	1998
Stephen A. Sherwin, M.D. (2) (3)	59	Director	1999
Wylie W. Vale, Ph.D. (4)	66	Director	1992

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

(4)	Member of the Compensation Committee effective February 2008.

Joseph A. Mollica, Ph.D. has served as a director of the Company since June 1997 and became Chairman of the Board in April 1998. Dr. Mollica is currently Chairman of the Board of Pharmacopeia Drug Discovery, Inc., a biopharmaceutical company focusing on drug discovery and development. From 1994 to 2004, Dr. Mollica served as the Chairman of the Board of Directors, President and Chief Executive Officer of Accelrys, the former parent of Pharmacopeia Drug Discovery. From 1987 to December 1993, Dr. Mollica served as Vice President, Medical Products of DuPont Company and then as President and CEO of DuPont Merck Pharmaceutical Company from 1991 to 1993. At Ciba-Geigy, where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility, rising to Senior Vice President of Ciba-Geigy’s Pharmaceutical Division. He is currently on the boards of directors of Cytogen Corp., a biotechnology company focused on cancer diagnostics and therapeutics, Redpoint Bio Corporation, a company focused on developing compounds to affect taste, and Pharmacopeia. He received his B.S. from the University of Rhode Island, his M.S. and Ph.D. from the University of Wisconsin and his Sc.D.h.c. from the University of Rhode Island.

Corinne H. Lyle was appointed to the Board of Directors in June 2004. She is a Corporate Vice President of and the President of Global Operations for Edwards Lifesciences, a global leader in products and technologies to treat advanced cardiovascular disease and the leading heart valve company in the world. From 2003 to 2005, she served as Chief Financial Officer and Treasurer for Edwards. From October 1998 until February 2003, she served as Vice President, Chief Financial Officer of Tularik, Inc., a company involved in the discovery and development of drugs based on gene regulation. Prior to joining Tularik, she was Executive Director-Health Care Group at Warburg Dillon Read LLC, an investment bank. She currently serves on the Board of Directors and is Chairman of the audit committee of Onyx Pharmaceuticals, a biopharmaceutical company that develops small molecule cancer treatments. Ms. Lyle received her undergraduate degree in industrial engineering from Stanford University and her M.B.A. from Harvard Business School.

W. Thomas Mitchell was appointed to Neurocrine’s Board of Directors in November 2002. He is the former Chairman of the Board and Chief Executive Officer of Genencor International, a biotechnology company. Under his guidance, Genencor’s revenues grew from under $30 million to over $325 million. In addition, he successfully managed the acquisition and integration of three major businesses to build the global enterprise that is now Genencor. An industry leader, Mr. Mitchell has participated in a number of important policy initiatives including the 1999 federal executive order that created the national bioenergy initiative. Mr. Mitchell also served as a member of the Governor’s Council on Biotechnology in California, which was responsible for helping to improve the state’s competitiveness in the mid-1990’s. Mr. Mitchell previously served on the Board of Directors of DJO, Inc. a medical device company, where he was a member of the audit committee. He also served on the Advisory Boards of the Chemical Engineering School at Cornell University and the University of Iowa’s School of Engineering. He received his B.S. in chemical engineering from Drexel University. He also completed the Executive Development Program at the University of Michigan.

Richard F. Pops was elected to the Board of Directors in April 1998. Mr. Pops became Chairman of Alkermes, Inc. in April 2007. From February 1991 to April 2007, Mr. Pops had been Chief Executive Officer of Alkermes, Inc. Under his leadership, Alkermes has grown from a privately held company with 25 employees to a publicly traded pharmaceutical company with more than 500 employees in multiple locations in the United States. He currently serves on the Board of Directors of: Alkermes, Inc.; CombinatoRx, Inc., a company focused on developing new medicines built from synergistic combinations of approved drugs; Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics; Sirtris Pharmaceuticals, Inc, a biotechnology company focused on discovering therapies to combat aging, metabolic and neurological diseases; the Biotechnology Industry Organization; the New England Healthcare Institute; Pharmaceutical Research and Manufacturers of America (PhRMA) and Harvard Medical School Board of Fellows. He received a B.A. in economics from Stanford University in 1983.

Stephen A. Sherwin, M.D. was elected to the Board of Directors in April 1999. Since March 1990, Dr. Sherwin has served as Chief Executive Officer and Director of Cell Genesys, Inc., a biotechnology company. In March 1994, he was elected as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as Vice President of Clinical Research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin also serves as Chairman of the Board of Ceregene, Inc., a biotechnology company he co-founded in 2001 focused on developing neurotrophic growth factor treatments for major neurodegenerative disorders and a former subsidiary of Cell Genesys. Dr. Sherwin was also a co-founder of Abgenix, a company focused on the discovery, development and manufacture of human therapeutic antibodies, which was acquired by Amgen in 2006 and was a former subsidiary of Cell Genesys. Dr. Sherwin is a member of the Board of Directors of Rigel Pharmaceuticals, Inc., a biotechnology company focused on developing drugs for inflammatory diseases, cancer and viral diseases, and is also a director of the Biotechnology Industry Organization. He holds a B.A. in biology from Yale and an M.D. from Harvard Medical School and is board-certified in internal medicine and medical oncology.

Wylie W. Vale, Ph.D. is one of the Company’s academic co-founders, Chief Scientific Advisor, and a member of the Company’s Founding Board of Scientific and Medical Advisors. Dr. Vale was elected a director of the Company in September 1992. He is The Helen McLoraine Professor of Molecular Neurobiology at The Salk Institute for Biological Studies and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he is a member of the Corporation and former member of the Board of Trustees and former Chairman of the Faculty. He is also an Adjunct Professor of Medicine at the University of California, San Diego. In addition, Dr. Vale is recognized for his work on the molecular, pharmacological and biomedical characterization of neuroendocrine peptides, growth factors and their receptors. In recognition of his discoveries, he has received numerous awards and he is a member of the American Academy of Arts and Sciences, the Institute of Medicine and the National Academy of Sciences. Dr. Vale is a co-founder and member of the Board of Directors of Acceleron Pharma, Inc., a biotechnology company focused on musculoskeletal and metabolic therapeutics. He is a past President of both the American Endocrine Society and the International Society of Endocrinology. Dr. Vale received a B.A. in biology from Rice University and a Ph.D. in physiology and biochemistry from the Baylor College of Medicine.

How often did the Board meet during fiscal 2007?

The Board of Directors of the Company held a total of nine meetings during 2007. During 2007, the Board of Directors had an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Charters for each of these committees have been established and approved by the Board of Directors and copies of the charters of the Audit, and Compensation Committees have been posted on the Company’s website at www.neurocrine.com. A copy of the Nominating/Corporate Governance Committee charter is in Appendix A to this Schedule 14A. During 2007, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each director served.

What are the various committees of the Board and which directors are on those committees?

The Company’s Audit Committee is comprised entirely of directors who meet the independence requirements set forth in Nasdaq Stock Market Rule 4350(d)(2)(A). Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year is set forth in the “Report of the Audit Committee,” included in this annual proxy statement. The current members of the audit committee are Corinne H. Lyle, Richard F. Pops, and W. Thomas Mitchell. The Board of Directors has determined that Corinne H. Lyle and Richard F. Pops are “audit committee financial experts” within the meaning of item 407(d)(5) of SEC Regulation S-K.

During 2007, the Compensation Committee consisted of directors Richard F. Pops, Stephen A. Sherwin, M.D. and until his resignation from the Board of Directors in February 2007, Adrian Adams. This committee met one time and acted by unanimous written consent once during 2007. Effective February 28, 2008, Wylie W. Vale became a member of the Compensation Committee. The Compensation Committee reviews and recommends to the Board the compensation of executive officers and other employees of the Company. The current members of the Compensation Committee are each, and Mr. Adams was, an independent director, as defined by Nasdaq Stock Market Rule 4200(a)(15).

The Company also has a Nominating/Corporate Governance Committee currently comprised of W. Thomas Mitchell, Joseph A. Mollica, Ph.D. and Stephen A. Sherwin, M.D; all independent directors as defined by Nasdaq Stock Market Rule 4200(a)(15). The Nominating/Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including administration of the Company’s Code of Business Conduct and Ethics which is available on the Company’s website at www.neurocrine.com. The functions of this committee also include consideration of the composition of the Board and recommendation of individuals for election as directors of the Company. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders provided such nominations are made pursuant to the Company’s Bylaws and applicable law. The committee met two times during 2007 to recommend the slate of directors that was approved at the 2007 Annual Meeting of Stockholders. The committee met in early 2008 to recommend that the Board of Directors nominate Gary A. Lyons and Kevin C. Gorman, Ph.D. for re-election as Class III directors for the upcoming three-year term.

What is our director nomination process?

Director qualifications

In selecting non-incumbent candidates and reviewing the qualifications of incumbent candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s corporate governance principles, which include the following:

Directors should possess the highest ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. They also must have experience they can draw upon to help direct the business strategies of the Company together with sound judgment. They must be actively engaged in the pursuit of information relevant to the Company’s business and must constructively engage their fellow Board members and management in dialogue and the decision-making process.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities. In evaluating director nominees, the Nominating/Corporate Governance Committee considers the following factors: the appropriate size of the Company’s Board of Directors; personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; and experience as a board member of another publicly held company.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee does, however, believe that at least one, and, preferably, several, members of the Board of Directors, meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Nominating/Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board of Directors.

Identification and evaluation of nominees for directors

The Nominating/Corporate Governance Committee identifies nominees for director by first evaluating the current members of the Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Nominating/Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating/Corporate Governance Committee generally polls the Board of Directors and members of management for their recommendations and may also seek input from third-party search firms. The Nominating/Corporate Governance Committee may also seek input from industry experts or analysts. The Nominating/Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are then interviewed by the Company’s independent directors and executive management. In making its determinations, the Nominating/Corporate Governance Committee evaluates each individual in the context of the Company’s Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating/Corporate Governance Committee makes its recommendation to the Board of Directors.

We have not received director candidate recommendations from the Company’s stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

What is our process for stockholder communications with the Board of Directors?

Stockholders of the Company wishing to communicate with the Company’s Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Neurocrine Biosciences, Inc., 12780 El Camino Real, San Diego, CA 92130, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Company stockholder on whose behalf the communication is sent; and
•	the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by the Company’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications.

Communications determined by the Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

What is our policy regarding Board member attendance at the Company’s Annual Meeting?

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting. Joseph A. Mollica, Ph.D. and Gary A. Lyons represented the Board of Directors at the 2007 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee is currently comprised of directors Corinne H. Lyle, Richard F. Pops, and W. Thomas Mitchell. All current committee members satisfy the definition of independent director as established in the Nasdaq Stock Market qualification requirements. The Audit Committee met four times during the year ended December 31, 2007.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2007 with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The independent registered public accounting firm also is responsible for performing an independent audit of the Company’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed the independent registered public accounting firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee and the Board are also seeking stockholder ratification of the selection of the Company’s independent registered public accounting firm for the year ending December 31, 2008.

Respectfully submitted by:
AUDIT COMMITTEE

Corinne H. Lyle
W. Thomas Mitchell
Richard F. Pops

Audit and non-audit fees

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2007	2006

Audit fees (1)	$502,669	$509,887
Audit related fees (2)	22,829	40,574
Tax fees (3)	—	—
All other fees (4)	—	—

Total	$525,498	$550,461

(1)	Audit fees consist of fees for professional services performed by Ernst & Young LLP for the integrated audit of the Company’s annual financial statements and internal control over financial reporting and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of that firm. All of the services rendered by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below.

Audit Committee policy regarding pre-approval of audit and permissible non-audit services of our independent registered public accounting firm

The Company’s Audit Committee has established a policy that all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of the Company’s registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically (at least quarterly) report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the financial statements of the Company for the current fiscal year ending December 31, 2008. Ernst & Young has audited the Company’s financial statements since 1992. Representatives of Ernst & Young are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve and ratify the Audit Committee’s selection of Ernst & Young. The Board of Directors recommends voting “FOR” approval and ratification of such selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO THE 2003
INCENTIVE STOCK PLAN, AS AMENDED

INCREASE OF 500,000 SHARES

General

The 2003 Incentive Stock Plan, as amended, of Neurocrine Biosciences, Inc. (the “2003 Plan”) was originally approved by the Board of Directors and the stockholders of the Company in 2003. The Board has approved an increase in the number of shares of common stock reserved for issuance under the 2003 Plan from 4,800,000 to 5,300,000, subject to stockholder approval at the Annual Meeting.

The Board believes that the proposed increase in the number of shares of common stock reserved for issuance under the 2003 Plan will allow the Company to attract and retain valuable employees and continue to provide its employees, consultants and directors with a proprietary interest in the Company. At the Company, equity awards foster an ownership culture and are a critical tool for driving shareholder value and for recruiting, retaining and motivating employees. The Company grants annual equity awards to employees as an incentive to retain its work force and remain competitive. The terms of the Company’s annual equity awards and the Company’s employee policies are designed to align employee and shareholder interests. The Company grants equity awards to a broad group of employees and such awards constitute a significant component of the Company’s employees’ total compensation. The Company’s equity awards contain long-term vesting and provisions designed to encourage employees to focus on the Company’s long-term goals and success. If our shareholders do not approve the amendment to the Incentive Stock Plan, the Company strongly believes that it will be unable to successfully use equity as part of its compensation program, as most of its competitors in the industry do, putting the Company at a significant disadvantage and compromising its ability to enhance shareholder value.

The 2003 Plan authorizes the grant to our employees of options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2003 Plan also authorizes the grant of nonstatutory stock options, restricted stock awards, restricted stock units and stock bonus awards (collectively “Equity Awards”) to our employees, directors and consultants. The 2003 Plan also provides that certain nonstatutory stock options will be automatically granted to non-employee directors and the Chairman of the Board of Directors of the Company, as described below. As of April 1, 2008, under the 2003 Plan there were options outstanding to purchase 2,060,944 shares of common stock, and 1,242,394 shares were available for future Equity Awards; 13,750 shares were outstanding as part of the Company’s stock bonus program; 1,066,218 shares were subject to outstanding restricted stock units; and 110,701 shares previously issued upon exercise of options and stock bonuses granted under the Plan are now outstanding shares of common stock. As of April 1, 2008, there were approximately 135 employees and directors eligible to receive grants under the 2003 Plan. The closing price of the Company’s common stock on April 1, 2008 was $5.28. Since the inception of the Company, 14.4 million options have been granted, 4.4 million option grants have been exercised at a weighted average price of $13.00, and 5.7 million option grants have been cancelled, representing approximately, 30%, 40% and 30%, respectively, of the total options granted since inception of the Company. Additionally, 2.6 million restricted stock units have been granted of which, 0.4 million have vested and 0.4 million have been cancelled as of April 1, 2008.

Vote Required

At the Annual Meeting, the stockholders are being asked to approve the amendment to the 2003 Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the amendment of the 2003 Plan. The Board of Directors recommends voting “FOR” the approval of the amendment to the 2003 Plan.

Summary of the 2003 Incentive Stock Plan

The essential features of the 2003 Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the 2003 Plan.

General. The purpose of the 2003 Plan is to enable the Company to attract and retain the best available personnel, to provide additional incentives to the employees, directors and consultants of the Company and to promote the success of the Company’s business.

Administration. The 2003 Plan is administered by the Board of Directors or a committee appointed by the Board (the Board or any such committee, the “Administrator”). The 2003 Plan may be administered by different committees with respect to different groups of employees and consultants. The Administrator may make any determinations deemed necessary or advisable for the 2003 Plan. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders.

Subject to stockholder approval of Proposal 2, an aggregate of 5,300,000 shares of common stock is reserved for issuance under the 2003 Plan. Stock subject to the 2003 Plan may be unissued shares or reacquired shares, bought on the market or otherwise. If any award granted under the 2003 Plan expires or otherwise becomes unexercisable without being exercised in full, the shares of common stock not acquired pursuant to such award again become available for issuance under the 2003 Plan.

Eligibility. Nonstatutory stock options, restricted stock awards, restricted stock units and stock bonus awards may be granted under the 2003 Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom awards may be granted, the time or times at which such awards shall be granted, and the number of shares subject to each such grant. The 2003 Plan also provides that certain nonstatutory stock options will be automatically granted to non-employee directors and the Chairman of the Board of Directors of the Company, as described below.

Limitations. Sections 162(m) of the Internal Revenue Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with awards granted to such persons, the

2003 Plan provides that no employee may be granted, in any fiscal year of the Company, awards covering more than 250,000 shares of common stock. Notwithstanding this limit, however, in connection with an employee’s initial employment, he or she may be granted awards covering up to an additional 250,000 shares of common stock.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. In the case of an incentive stock option granted to an optionee who owns more than 10% of all classes of stock of the Company or any parent or subsidiary of the Company, the exercise price may not be less than 110% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock on the date the option is granted or the last preceding date for which such quotation exists.

Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2003 Plan permits payment to be made to the extent permitted under applicable laws by cash, check, other shares of common stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option. The term of options granted under the 2003 Plan may be no more than ten years from the date of grant. Additionally, the maximum term for options granted after January 1, 2006 is seven years. In the case of an incentive stock option granted to an optionee who owns more than 10% of all classes of stock of the Company or any parent or subsidiary of the Company, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

Limited Exception to Minimum Vesting Restrictions. Up to five percent (5%) of the total number of shares of Common Stock available for issuance under the Plan may in the aggregate be issued as awards of Restricted Stock, Restricted Stock Units, Stock Bonuses or a combination thereof that are not subject to the minimum vesting requirements set forth in the Plan.

Stock Subject to the Plan. Except for adjustments upon changes in capitalization or merger, the aggregate number of shares of common stock with respect to which awards of restricted stock, restricted stock units, stock bonuses or a combination thereof shall be made under the 2003 Plan shall not exceed 50% of the aggregate number of shares of common stock available under the 2003 Plan.

Termination of Employment. If an optionee’s employment or consulting relationship terminates for any reason (other than death, retirement or disability), then all options held by the optionee under the 2003 Plan expire on the earlier of (1) the date set forth in his or her notice of grant (which date may not be more than three months after the date of such termination in the case of an incentive stock option or six months after the date of such termination in the case of a nonstatutory stock option), or (2) the expiration date of such option. To the extent the option is exercisable at the time of the optionee’s termination, the optionee may exercise all or part of his or her option at any time before it terminates. Nonstatutory stock options granted to directors pursuant to the automatic grant provisions of the 2003 Plan will expire on the earlier of (1) three months after the date of termination of the director’s service relationship for any reason (other than death or disability) or (2) the expiration date of such option.

Disability. If an optionee’s employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the 2003 Plan expire on the earlier of (1) six months from the date of such termination (or such longer period of time not exceeding 12 months as determined by the Administrator) or (2) the expiration date of such option. The optionee (or the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance) may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination. Nonstatutory stock options granted to directors pursuant to the automatic grant provisions of the 2003 Plan will expire on the earlier of (1) 12 months after the date of termination of the director’s service relationship as a result of disability or (2) the expiration date of such option.

Death. In the event of an optionee’s death: (1) during the optionee’s employment or consulting relationship with the Company, the option may be exercised, at any time within six months of the date of death (or such longer period of time as determined by the Administrator, but no later than the expiration date of such option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee’s right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company six months after the date of death; or (2) within 30 days (or such other period of time not exceeding three months as determined by the Administrator) after the optionee’s employment or consulting relationship with the Company terminates, the option may be exercised at any time within six months (or such other period of time as determined by the Administrator at the time of grant of the option) following the date of death (but in no event later than the expiration date of the option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee’s right to exercise the option at the date of termination. In the event of a director’s death while serving on the Board or within 30 days after such director’s service with the Company terminates, nonstatutory stock options granted to such director pursuant to the automatic grant provisions of the 2003 Plan will expire on the earlier of (1) 12 months after the date of the director’s death or (2) the expiration date of such option.

Retirement. The 2003 Plan provides that upon the retirement of any Company employee at age 55 or greater following five or more years of service to the Company, all stock options held by such employee will vest and be exercisable for a term of three years from the date of retirement. Additionally, all other stock based awards will fully vest upon retirement with five years of service and age 55.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2003 Plan as may be determined by the Administrator.

Automatic Director Grants. Options granted to non-employee directors are “nonstatutory stock options” to purchase shares of common stock under the 2003 Plan. Any new non-employee director will be granted an option to purchase 25,000 shares of common stock on the date of his or her initial election or appointment to the Board of Directors (a “First Option”). In addition, each non-employee director and the Chairman of the Board of Directors will be automatically granted an annual option (a “Subsequent Option”) to purchase, in the case of a non-employee director, 12,000 shares, and in the case of the Chairman of the Board of Directors, 15,000 shares, each on the date of each annual meeting of the stockholders of the Company, if on such date, he or she has served on the Board of Directors for at least six months and will be continuing in office following the meeting.

The exercise price of the options automatically granted to directors will be equal to 100% of the fair market value of a share of common stock on the date of grant. First Options and Subsequent Options shall become exercisable in cumulative monthly installments of 1/12 of the shares subject to such option on each of the monthly anniversaries of the date of grant of the option, commencing with the first such monthly anniversary, such that each such option shall be 100% vested on the first anniversary of its date of grant. No portion of an option automatically granted to a director will be exercisable after the 7th anniversary after the date of option grant. Additionally, an option automatically granted to a director will be exercisable after the termination of the director’s services as described above.

Restricted Stock Awards. A restricted stock award gives the purchaser a period of no longer than six months from the date of grant to purchase common stock. The Administrator shall establish the purchase price, if any, and form of payment for each restricted stock award, which purchase price shall be no less than 100% of the fair market value per share on the date of grant; provided that the purchase price per share for a restricted stock award may be reduced on a dollar-for-dollar basis to the extent the restricted stock award is granted to the purchaser in lieu of cash compensation otherwise payable to the purchaser. In all cases, legal consideration shall be required for each issuance of a restricted stock award. A restricted stock award is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator.

Stock Bonus Awards. The Administrator may grant a stock bonus award to an employee, director or consultant that gives the recipient the right to purchase or receive a certain number of shares of common stock. The Administrator shall establish the purchase price and form of payment for each stock bonus award, which purchase price shall be no less than 100% of the fair market value per share on the date of grant; provided that the purchase price per share for a stock bonus award may be reduced on a dollar-for-dollar basis to the extent the stock bonus award is granted to the purchaser in lieu of cash compensation otherwise payable to the recipient. A stock bonus award is accepted by the execution of a stock bonus agreement between the Company and the recipient, accompanied by the payment of the purchase price for the shares, if any. Unless the Administrator determines otherwise, the stock bonus agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the recipient’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator.

Restricted Stock Unit Awards. The Administrator may grant restricted stock units to an employee, director or consultant that gives the recipient the right to purchase or receive a certain number of shares of common stock. The Administrator is required to establish the purchase price and form of payment for each restricted stock unit award, which purchase price may be no less than 100% of the fair market value per share on the date of grant; provided that the purchase price per share for a restricted stock unit may be reduced on a dollar-for-dollar basis to the extent the restricted stock unit is granted to the purchaser in lieu of cash compensation otherwise payable to the recipient. The restricted stock unit conveys no rights as a stockholder to the recipient. A restricted stock unit is accepted by the execution of a restricted stock unit agreement between the Company and the recipient, accompanied by the payment of the purchase price for the shares, if any.

Minimum Vesting Requirements for Restricted Stock, Stock Bonus and Restricted Stock Unit Awards. Except as provided below, all restricted stock awards, stock bonus awards and restricted stock unit awards that are not performance awards may not vest any earlier than in pro-rata installments over a three year period measured from the date of grant, and such awards that are performance awards may not vest prior to the completion of one year of continuous service from the date of grant. However, vesting may occur earlier upon death, disability, retirement, or a change-in-control. Additionally, up to five percent of the total number of shares of common stock available for issuance under the 2003 Plan may in the aggregate be issued as any combination of restricted stock awards, stock bonus awards and restricted stock unit awards that are not subject to the foregoing vesting restrictions.

Awards Not Transferable. Awards may not be sold, pledged, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution, or with respect to awards other than incentive stock options, with the Administrator’s consent, and may be exercised, during the lifetime of the holder, only by the holder or such transferees as have been transferred an award with the Administrator’s consent. If the Administrator makes an award transferable, such award shall contain such additional terms and conditions, as the Administrator deems appropriate.

Adjustments upon Changes in Capitalization. In the event that any dividend, distribution, stock split, reverse stock split, stock dividend, combination, reclassification, reorganization, merger, consolidation, split-up, repurchase, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, exchange of common stock or other securities of the Company or other similar corporate transaction or event, in the Administrator’s discretion, affects the common stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 Plan or with respect to awards granted under the 2003 Plan, appropriate adjustments shall be made in the number and kind of shares of stock (or other securities or property) subject to the 2003 Plan, the number and kind of shares of stock (or other securities or property) subject to any award outstanding under the 2003 Plan, and the exercise or purchase price of any such award.

In the event of a liquidation or dissolution, any unexercised awards will terminate. The Administrator shall notify the award holders 15 days prior to the consummation of the liquidation or dissolution.

Unless otherwise provided in the award agreement, in the event of a merger, sale of all or substantially all of the assets of the Company, tender offer or other transaction or series of related transactions resulting in a change of ownership of more than 50% of the voting securities of the Company, each outstanding award may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding award shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards, in which case the Administrator shall notify the award holders and the awards shall be fully vested and exercisable for 15 days following such notice, and all unexercised awards at the end of such period shall terminate, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the Board of Directors in office prior to the commencement of such merger or acquisition.

Amendment and Termination of the 2003 Plan. The 2003 Plan will continue in effect until terminated by the Board; provided that no incentive stock option may be granted under the 2003 Plan after May 22, 2013. The Board may amend, alter, suspend or terminate the 2003 Plan, or any part thereof, at any time and for any reason. However, the 2003 Plan requires stockholder approval for any amendment to the 2003 Plan to the extent necessary to comply with applicable laws, rules and regulations. No action by the Board or stockholders may alter or impair any award previously granted under the 2003 Plan without the consent of the holder.

Federal Income Tax Consequences

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock Awards; Stock Bonuses. For federal income tax purposes, if an individual is granted a restricted stock award or a stock bonus, the recipient generally will recognize taxable ordinary income equal to the excess of the common stock’s fair market value over the purchase price, if any. However, to the extent the common stock is subject to certain types of restrictions, such as a repurchase right in favor of the Company, the taxable event will be delayed until the vesting restrictions lapse unless the recipient makes a valid election under Section 83(b) of the Code. If the recipient makes a valid election under Section 83(b) of the Code with respect to restricted stock, the recipient generally will recognize ordinary income at the date of acquisition of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock. If, however, a valid Section 83(b) election is not made by the recipient, the recipient will generally recognize ordinary income when the restrictions on the shares of restricted stock lapse, in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) equal to the taxable ordinary income realized by the recipient. Upon disposition of the common stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock, if any, plus any amount recognized as ordinary income upon acquisition (or the lapse of restrictions) of the common stock. Such gain or loss will be long-term or short-term depending on how long the common stock was held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Restricted Stock Unit Awards. For federal income tax purposes, if an individual is granted a restricted stock unit award, the recipient generally will not recognize taxable income upon such issuance. However, when a restricted stock unit award vests and/or the underlying shares are issued to the recipient, the recipient generally will recognize taxable ordinary income equal to the excess of the common stock’s fair market value over the purchase price, if any, on the vesting or distribution date. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled to a business expense deduction (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) equal to the taxable ordinary income realized by the recipient. Upon disposition of the common stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock, if any, plus any amount recognized as ordinary income upon acquisition (or the lapse of restrictions) of the common stock. Such gain or loss will be long-term or short-term depending on how long the common stock is held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the 2003 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (1) the stock award plan contains a per-employee limitation on the number of shares for which awards may be granted during a specified period; (2) the per-employee limitation is approved by the stockholders; (3) the award is granted by a compensation committee comprised solely of “outside directors”; and (4) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Restricted stock awards and stock bonus awards qualify as performance-based compensation under the Treasury regulations only if: (1) the award is granted by a compensation committee comprised solely of “outside directors”; (2) the award is earned (typically through vesting) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (3) the compensation committee certifies in writing prior to the earning of the awards that the performance goal has been satisfied; and (4) prior to the earning of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

The 2003 Plan has been designed to permit the compensation committee to grant stock options, restricted stock awards, restricted stock unit awards and stock bonus awards which will qualify as “performance-based compensation.” However, restricted stock awards, restricted stock unit awards and stock bonus awards granted to date have not been structured to so qualify.

The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of restricted stock awards, restricted stock unit awards or stock bonus awards and the Company with respect to the grant and exercise of awards under the 2003 Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or consultant’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

Plan Benefits

The following table sets forth information as of the Record Date about grants under the 2003 Plan during the fiscal year ended December 31, 2007 to the executive officers, directors and employees identified below.

2003 Incentive Stock Plan

			Number of
	Number		Shares of
	of Restricted	Dollar	Stock	Dollar	Number of
	Stock Unit	Value of	Bonus	Value of	Shares
	Awards	Restricted	Awards	Shares of	Subject to
	Subject	Stock Unit	Subject to	Stock Bonus	Options
Name and Position	to Vesting	Awards (1)	Vesting	Award (1)	Granted

Kevin C. Gorman, Ph.D.
President, Chief Executive Officer and Director	63,000	$286,020	—	—	108,000
Timothy P. Coughlin
Vice President and Chief Financial Officer	58,000	$263,320	—	—	100,000
Richard Ranieri
Senior Vice President and Chief Administrative Officer	58,000	$263,320	—	—	100,000
Margaret Valeur-Jensen, J.D., Ph.D.
Executive Vice President, General Counsel and Secretary	58,000	$263,320	—	—	100,000
Gary A. Lyons
Former President and Chief Executive Officer and Current Director	85,000	$385,900	—	—	85,000
All current Executive Officers as a group	262,000	$1,189,480	—	—	408,000
All current Non-Executive Directors as a group (2)	85,000	$385,900	—	—	160,000
All current Non-Executive Officer employees as a group	132,400	$601,096	—	—	35,550

(1)	Value based on the closing price of the Company’s common stock on December 31, 2007 of $4.54.

(2)	Pursuant to the terms of the 2003 Plan, (1) each non-employee director automatically shall be granted, upon his or her initial election or appointment as a non-employee director, an option to purchase

25,000 shares of common stock (a “First Option”); (2) each person who is serving as a non-employee director on the day of each annual meeting of stockholders automatically shall be granted an option to purchase 12,000 shares of common stock, if on such date, he or she shall have served on the Board for at least six months (a “Subsequent Option”); and (3) the Chairman of the Board of Directors automatically shall be granted an option to purchase 3,000 additional shares, or a total of 15,000 shares of common stock, on the day of each annual meeting of the stockholders of the Company, if on such date, he or she shall have served on the Board for at least six months. These grants are subject to the vesting provisions described above (See “Automatic Director Grants”). Currently the Company has seven non-employee directors, all of whom are eligible to receive Subsequent Options on the day of the Annual Meeting. The actual value realized upon exercise of an option will depend on the excess, if any, of the stock price over the exercise price on the date of exercise. Only non-employee directors of the Company are eligible to receive automatic grants under the 2003 Plan. All other grants under the 2003 Plan are within the discretion of the Board or its committee and the benefits of such grants are, therefore, not determinable.

Equity Compensation Plans

The following table sets forth information regarding all of the Company’s equity compensation plans as of December 31, 2007.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders (1)	4,779,258	$17.45	1,242,394
Equity compensation plans not approved by security holders (2)	448,613	$33.38	—

Total	5,227,871	$18.82	1,242,394

(1)	Number of shares remaining available for future issuance under equity compensation plans as of December 31, 2007 are from the Company’s 2003 Incentive Stock Plan (1,242,394). The shares available for issuance under the 2003 Incentive Stock Plan may be issued in the form of option awards, restricted stock awards, restricted stock unit awards or stock bonus awards subject to Plan limitations. The amounts in this table do not include the shares covered by the amendments to the 2003 Incentive Stock Plan discussed in Proposal Three.

(2)	Consists of shares of common stock issuable under the Company’s 2001 Stock Option Plan, under which no further awards will be made, and employment inducement nonstatutory stock option awards. See the descriptions below.

Summary of the 2001 Stock Option Plan

The essential features of the 2001 Stock Option Plan, as amended (“2001 Plan”), are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Plan, as amended.

General. The purpose of the 2001 Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company’s business. Effective May 22, 2003, options and stock purchase rights may no longer be granted under the 2001 Plan. Options granted under the 2001 Plan are to be nonstatutory stock options.

Administration. The 2001 Plan may generally be administered by the Board of Directors or a Committee appointed by the Board (in either case, the “Administrator”). The Administrator may make any determinations deemed necessary or advisable for the Plan.

Eligibility. Nonstatutory stock options and stock purchase rights may have been granted under the 2001 Plan to employees and consultants (including officers and directors) of the Company and any parent or subsidiary of the Company; provided that the aggregate number of shares issued or reserved for issuance pursuant to options granted to persons other than officers exceeded fifty percent (50%) of the total number of shares issued or reserved for issuance pursuant to options granted under the 2001 Plan. The Administrator, in its discretion, selected the employees and consultants to whom options and stock purchase rights may have been granted, the time or times at which such options and stock purchase rights were granted, and the number of shares subject to each such grant.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

Exercise Price. The Administrator determined the exercise price of options at the time the options are granted. The exercise price of a nonstatutory stock option was no less than the par value per share on the date of grant. The fair market value of the common stock was determined with reference to the closing sale price for the common stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option was granted.

Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, bearing a market rate of interest, other shares of common stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option. The term of options is no more than 10 years from the date of grant. No option may be exercised after the expiration of its term.

Termination of Employment. If an optionee’s employment or consulting relationship terminates for any reason (other than death, retirement or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (which date is typically six months after the date of such termination), or (ii) the expiration date of such option. To the extent the option is exercisable at the time of the optionee’s termination, the optionee may exercise all or part of his or her option at any time before it terminates.

Disability. If an optionee’s employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the Plan expire on the earlier of (i) six months from the date of such termination (or such other period of time as determined by the Administrator) or (ii) the expiration date of such option. The optionee (or the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance) may exercise all or part of the option at any time before such expiration to the extent the right to exercise would have accrued had the optionee remained an employee or consultant for a period of six months from the time of termination due to disability.

Death. In the event of an optionee’s death: (i) during the optionee’s employment or consulting relationship with the Company, the option may be exercised, at any time within six months of the date of death (or at such later time as may be determined by the Administrator but in no event later than the expiration date of such option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee’s right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company six months after the date of death; or (ii) within 30 days (or such other period of time as determined by the Administrator) after the optionee’s employment or consulting relationship with the Company terminates, the option may be exercised at any time within six months (or such other period of time as determined by the Administrator) following the date of death (but in no event later than the expiration date of the option) by the optionee’s estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee’s right to exercise the option at the date of termination.

Retirement. The Plan provides that upon the retirement of any Company employee at age 55 or greater following five or more years of service to the Company, all stock options held by such employee will vest and be exercisable for a term of three years from the date of retirement.

Nontransferability of Options. Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee’s lifetime only by the optionee.

Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Stock Purchase Rights. A stock purchase right gives the purchaser a period of no longer than six months from the date of grant to purchase common stock. The purchase price of common stock purchased pursuant to a stock purchase right is determined in the same manner as for nonstatutory stock options. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee’s lifetime only by the optionee.

Adjustments upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator shall notify the optionee 15 days prior to the consummation of the liquidation or dissolution. To the extent it has not been previously exercised, the option or stock purchase right shall terminate immediately prior to the consummation of such proposed action.

In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding option or stock purchase right shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the option or stock purchase rights, or to substitute substantially equivalent options or rights, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the Board of Directors in office prior to the commencement of such merger or acquisition.

Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Plan requires stockholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws, rules and regulations. No action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

Summary of the Employment Commencement Nonstatutory Stock Options

The essential features of the Employment Commencement Nonstatutory Stock Options (the “Options”) issued to Wendell Wierenga, Ph.D., Richard Ranieri, and Christopher F. O’Brien, M.D. (the “Optionee”) on September 1, 2003, June 20, 2005 and October 31, 2005, respectively, in connection with, and as an inducement to, them becoming employees of the Company are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Option Agreements with such employees. These Options cover the right to purchase an aggregate of 235,000 shares of the Company’s common stock at an exercise prices ranging from $42.40 to $53.58 per share. The Options are nonstatutory options for tax purposes and may not be transferred other than by will or the laws of descent and distribution.

Exercise of Option; Form of Consideration; Term of Options. The Options vest and become exercisable with respect to 25% of the shares 12 months after issuance and with respect to an additional 1/48 of the shares each month thereafter, subject to the Optionee continuing to be an employee or consultant. The Options permit payment to be made by cash, check, other shares of common stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof. The term of the Options is 10 years from the date of grant. The Options may not be exercised after the expiration of its term.

Termination of Employment; Retirement. If the Optionee’s employment terminates for any reason other than death or disability, then their Option expires on the earlier of (i) 90 days after the date of such termination or (ii) the expiration date of such Option. If the Optionee’s employment terminates upon death or disability, then their Option expires on the earlier of (i) six months after the date of such termination or (ii) the expiration date of such Option. The Options provide that upon the retirement of the Optionee at age 55 or greater following five or more years of service to the Company, their Option will vest and be exercisable for a term of three years from the date of retirement.

Adjustments upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Options and the exercise price of the Options. In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, the Options may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of the Options right shall accelerate (i.e., become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the Options, or to substitute substantially equivalent options, (2) if the employment of the Optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the Board of Directors in office prior to the commencement of such merger or acquisition.

PROPOSAL FOUR: STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

General

The Comptroller of the City of New York is the custodian and trustee of the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund and the custodian of the New York City Board of Education Retirement System. The address of such stockholders is: The City of New York, Office of the Comptroller, Bureau of Asset Management, 1 Centre Street Room 736, New York, NY 10007.

The stockholders identified above own an aggregate of 74,196 shares of our common stock and have submitted the following proposal for consideration in this proxy statement. We are not responsible for any of the contents of the language of the stockholder proposal, which is included below in italics and between quotation marks. The Board unanimously opposes this stockholder proposal for the reasons stated in the “Statement in Opposition of the Stockholder Proposal to Declassify the Board of Directors,” which follows the stockholder proposal.

“Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds.

BE IT RESOLVED, that the stockholders of Neurocrine Biosciences request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

SUPPORTING STATEMENT

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL
TO DECLASSIFY THE BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides for a “classified board,” which is divided into three classes. The members of each class are elected to serve staggered three-year terms. The current classified board structure has been in place since our initial public offering in 1996. This same non-binding stockholder proposal was submitted at our 2007 Annual Meeting of Stockholders. At the meeting, the proposal received approximately 54% of the votes cast on the proposal (including abstentions) and was therefore approved, but the affirmative votes represented less than a third of our outstanding shares as of the record date for the meeting. As described below, the vote that would be necessary to actually repeal the classified board provisions of our Certificate of Incorporation would be the affirmative vote of the holders of a majority of our outstanding common stock — a threshold well beyond the affirmative votes cast in favor of the proposal at last year’s Annual Meeting. Accordingly, we continue to believe that our classified board structure offers important advantages and continues to be in the best interests of the Company and our stockholders.

Continuity and Stability. We believe that a classified Board enhances continuity and stability in our management and policies since a majority of the directors at any given time will have had prior experience and familiarity with our business. This continuity and stability fosters a greater focus on long-term strategic planning and other areas of oversight, thereby enhancing our value to stockholders. We believe that the long-term perspective resulting from Board continuity and stability is particularly important for a company such as ours that is engaged in the research and development of pharmaceutical products, given the significant time, money and effort that is required to successfully develop and commercialize such products, the fundamentally unpredictable nature of drug development, and the inherent volatility in stock prices for biotechnology and pharmaceutical companies. Moreover, this continuity helps us attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, our operations and our competitive environment — and who we believe are therefore better positioned to make decisions that benefit our stockholders.

Protection Against Hostile Bidders. In the event of an unfriendly or unsolicited effort to take over or restructure the Company, the classified Board structure facilitates our ability to obtain the best outcome for stockholders by giving us time to negotiate with the entity seeking to gain control of the Company and to consider alternative methods of maximizing stockholder value. If a corporation has a classified board and a hostile bidder stages and wins a proxy contest at the corporation’s annual meeting, the bidder can replace approximately one-third of the existing directors at that meeting, meaning that the bidder would need to stage and win a second proxy contest at the next annual meeting to gain control of the board. In contrast, if the corporation’s board was declassified, a hostile bidder could at the first annual meeting replace a majority of the directors with directors who are friendly to the bidder. Declassification of the Board would eliminate these benefits and therefore provide us with less time to evaluate a takeover proposal, negotiate the best result for all stockholders and consider alternatives.

Accountability to Stockholders. In the opinion of the Board, directors of a classified board are just as accountable to stockholders as those on an annually elected board. Since approximately one-third of our directors stand for election each year, stockholders have the opportunity annually to vote against, or withhold their votes from, those directors as a way of expressing any dissatisfaction with the Board or management. Moreover, the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. Our directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year terms, and that they are equally accountable to the stockholders in years when they do not face re-election. The Board is committed to the highest quality of corporate governance and has adopted Corporate Governance Guidelines that, among other things, focus on the independence of our directors and the effective performance and functioning of the Board.

Effect of the Stockholder Proposal. Approval of the stockholder proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting. However, approval of the proposal would not automatically eliminate the classified Board, as it is a non-binding proposal requesting that the Board take the necessary steps to declassify the Board. A formal amendment repealing the classified board provisions of our Certificate of Incorporation would need to be approved by the Board and submitted to our stockholders at a subsequent meeting, and it would require approval by the affirmative vote of the holders of a majority of our outstanding common stock.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the stockholder proposal to declassify the Board of Directors. The Board of Directors unanimously recommends voting “AGAINST” the stockholder proposal to declassify the Board of Directors.

PROPOSAL FIVE: STOCKHOLDER PROPOSAL REGARDING AN ENGAGEMENT PROCESS WITH THE PROPONENTS OF
CERTAIN STOCKHOLDER PROPOSALS

General

The Comptroller of the City of New York is the custodian and trustee of the New York City Employees’ Retirement System. The address of such stockholder is: The City of New York, Office of the Comptroller, Bureau of Asset Management, 1 Centre Street Room 736, New York, NY 10007.

The stockholder identified above owns 84,113 shares of our common stock and has submitted the following proposal for consideration in this proxy statement. We are not responsible for any of the contents of the language of the stockholder proposal, which is included below in italics and between quotation marks. The Board unanimously opposes this stockholder proposal for the reasons stated in the “Statement in Opposition of the Stockholder Proposal Regarding an Engagement Process with the Proponents of Certain Stockholder Proposals,” which follows the stockholder proposal.

“Submitted by William C. Thompson, Jr., Comptroller, city of New York, on behalf of the Board of Trustees of the New York City Employees’ Retirement System.

WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and

WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and

WHEREAS, we believe the reforms have not addressed a major concern of institutional investors — the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;

WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes;

NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

In adopting such a policy, the Board of Directors should include the following steps:

•	Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•	Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

STATEMENT IN OPPOSITION OF THE STOCKHOLDER PROPOSAL
REGARDING AN ENGAGEMENT PROCESS WITH THE PROPONENTS OF
CERTAIN STOCKHOLDER PROPOSALS

We are committed to, and have a long history, of open communication with our stockholders, employees and other interested parties on matters relevant to our business. Members of our management team regularly meet with significant stockholders regarding matters of concern to them.

The stockholder proposal indicates in part that “the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes.” We believe it is important to clarify this statement. At our 2007 Annual Meeting of Stockholders, a non-binding stockholder proposal to declassify the Board of Directors (the same proposal as Proposal Four) was submitted. While the proposal received approximately 54% of the votes cast on the proposal (including abstentions) and was therefore approved, the affirmative votes represented less than a third of our outstanding shares as of the record date for the meeting.

The vote that would be necessary to actually repeal the classified board provisions of our Certificate of Incorporation would be the affirmative vote of the holders of a majority of our outstanding common stock — a threshold well beyond the affirmative votes cast in favor of the proposal at last year’s Annual Meeting. Accordingly, we continue to believe that our classified board structure is in the best interests of the Company and our stockholders. The reasons for this belief are discussed in more detail in the “Statement in Opposition of the Stockholder Proposal to Declassify the Board of Directors” in Proposal Four.

The stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals, if adopted, would request the creation of an additional formal process that we believe is unnecessary and duplicative of our existing practice of meeting with significant stockholders to discuss their concerns. This proposed process would also impose an unnecessary and arbitrary burden on our independent directors. In addition, establishing such a process of engagement with proponents of certain stockholder proposals may favor the interests of those stockholders as opposed to the interests of our stockholders as a whole.

We will continue our practice of open communication with our stockholders and other interested parties as part of our commitment to maintaining good corporate governance practices and making Board decisions that are in the best interests of the Company and our stockholders. We believe that the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals would create an unnecessary and arbitrary burden and would not measurably enhance our current communication processes and practices, and we have therefore determined that such proposal is not in the best interests of the Company and our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to approve the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals. The Board of Directors unanimously recommends voting “AGAINST” the stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals.

EXECUTIVE OFFICERS

As of the Record Date, the executive officers of the Company were as follows:

Name	Age	Position

Kevin C. Gorman, Ph.D.	50	President, Chief Executive Officer and Director
Timothy P. Coughlin	41	Vice President and Chief Financial Officer
Richard Ranieri	56	Senior Vice President and Chief Administrative Officer
Margaret E. Valeur-Jensen, J.D., Ph.D.	51	Executive Vice President, General Counsel and Corporate Secretary
Haig P. Bozigian, Ph.D.	50	Senior Vice President of Development
Dimitri E. Grigoriadis, Ph.D.	50	Vice President of Research
Christopher F. O’Brien, M.D.	51	Vice President and Chief Medical Officer

See above for biographical information concerning Kevin C. Gorman, Ph.D.

Timothy P. Coughlin was appointed Vice President and Chief Financial Officer in September 2006 after having served as Vice President, Controller. He is responsible for Accounting, Finance, Information Technology, and Investor Relations. Prior to joining Neurocrine in 2002, he was with CHI, a nationwide integrated healthcare delivery system where he served as Vice President, Financial Services. Mr. Coughlin also served as a Senior Manager in the Health Sciences practice of Ernst & Young LLP, and its predecessors, from 1989 to 1999. Mr. Coughlin holds a Bachelor’s degree in Accounting from Temple University and a Master’s degree in International Business from San Diego State University. Mr. Coughlin is a certified public accountant in both California and Pennsylvania.

Richard Ranieri was appointed Senior Vice President and Chief Administrative Officer in February 2008 after having served as Senior Vice President, Human Resources. Prior to joining Neurocrine, from 1993 to 2005, Mr. Ranieri was Senior Vice President, Human Resources for Genencor International, Inc., a diversified biotechnology company. Prior to 1993, Mr. Ranieri spent more than 15 years with GlaxoSmithKline, a worldwide healthcare company, in various human resource positions at the corporate and divisional levels. Mr. Ranieri earned his B.A. in social science and accounting from Villanova University and an M.A. in organizational development from Rider University.

Margaret E. Valeur-Jensen, J.D., Ph.D. became Executive Vice President, General Counsel and Corporate Secretary of the Company in February 2005 after having served as Senior Vice President, General Counsel and Corporate Secretary since January 2000. She joined the Company as Vice President, General Counsel and Secretary in October 1998. She is responsible for all corporate and patent law practices at the Company and serves as Corporate Secretary. From 1995 to 1998, Dr. Valeur-Jensen served as Associate General Counsel, Licensing and Business Law of Amgen. From 1991 to 1995, she served first as Corporate Counsel and later as Senior Counsel, Licensing for Amgen. Prior to joining Amgen, Dr. Valeur-Jensen practiced law at Davis, Polk & Wardell, a leading corporate law firm. She earned a J.D. degree from Stanford University, a Ph.D. in biochemistry and molecular biology from Syracuse University, and was a Post-Doctoral Fellow at Massachusetts General Hospital and Harvard Medical School.

Haig P. Bozigian, Ph.D. was appointed Senior Vice President of Pharmaceutical and Preclinical Development in December 2006 after having served as Vice President of Preclinical Development. He is responsible for all preclinical, chemical and pharmaceutical development. Dr. Bozigian joined Neurocrine in 1997. With extensive expertise in CNS related new product development, Dr. Bozigian has participated in research and development for more than 20 years. Prior to joining Neurocrine, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate Director of Pharmacokinetics and Drug Metabolism at Sphinx Pharmaceuticals and as a Clinical Pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in Microbiology from the University of Massachusetts, his M.S. in Pharmacodynamics and Toxicology from the University of Nebraska Medical Center, and earned his Ph.D. in Pharmaceutical Sciences from the University of Arizona.

Dimitri E. Grigoriadis, Ph.D., became Vice President of Research in January 2007 and oversees all research functions including drug discovery, biology and chemistry. Dr. Grigoriadis joined Neurocrine in 1993, established the Pharmacology and drug screening groups and was most recently a Neurocrine Fellow and Vice President of Discovery Biology. Prior to joining Neurocrine, he was a Senior Scientist in the Neuroscience group at the Du Pont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B.Sc. from the University of Guelph in Ontario Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.

Christopher F. O’Brien, M.D. became Chief Medical Officer in January 2007 after having served as Sr. Vice President of Clinical Development since 2005. He is responsible for Clinical Operations, Regulatory Affairs, Drug Safety, Biostatistics and Data Management. Prior to joining Neurocrine, he was Chief Medical Officer at Prestwick Pharmaceuticals from 2003 to 2005 and Senior Vice President of Global Medical Affairs at Elan Pharmaceuticals from 2000 to 2003. Dr. O’Brien is a Board Certified Neurologist and obtained his undergraduate degree in Neuroscience from Boston University, his medical degree and residency training from the University of Minnesota and fellowship training from the University of Rochester School of Medicine. In addition, Dr. O’Brien holds an appointment as Associate Professor (voluntary) in the Neuroscience Department at the University of California, San Diego.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview and Role of the Compensation Committee

The Compensation Committee (“Committee”) reviews and recommends to the Board of Directors for approval the Company’s executive compensation policies.

The specific roles of the Committee include:

•	reviewing and, if necessary, revising the compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relating to the compensation of the Company’s executive officers, and evaluating the performance of the Company’s executive officers in light of the Company’s goals and objectives;

•	reviewing and approving all employment agreements and compensation for all executive officers and guidelines for salaries, merit salary increases, bonus payments, stock based grants and performance stock based grants for all other employees of the Company;

•	reviewing and approving all promotions to executive officer and all new hires of executive officers;

•	managing and reviewing equity incentive, employee pension and benefit plans;

•	managing and reviewing the grant of perquisite benefits;

•	managing and reviewing executive officer and director indemnification and insurance matters; and

•	preparing and approving this section of the Company’s annual proxy statement.

Compensation Philosophy and Objectives

The Committee’s philosophy in establishing the Company’s compensation policy for executive officers and other employees is to:

•	create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies; and

•	align compensation plans to both short-term and long-term goals and objectives of the Company.

In light of the Company’s philosophy, the Committee attempts to provide a mix of compensation between base salary and cash bonuses such that approximately 30% to 45% of the executive officer’s total cash compensation is at risk, and that non-cash compensation is structured to provide a reward for corporate and individual performance. The Committee believes that this approach provides an appropriate incentive for executive officers to attain the Company’s long-term strategic and performance goals, and also retains and motivates key executive officers.

Role of Peer Group, Compensation Surveys and Consultants

In order to evaluate the Company’s competitive position in the industry related to executive compensation, the Committee reviews and analyzes the compensation packages, including base salary levels, cash bonus awards and equity awards, offered by other biotechnology and pharmaceutical companies within a designated peer group. The peer group used to set 2007 compensation levels was selected based on a variety of factors including business scope, market capitalization, stage of development, location and with whom the Company competes for talent, and consisted of Amylin Pharmaceuticals, Inc., Sepracor, Inc., Vertex Pharmaceuticals Incorporated, Cephalon, Inc., ImClone Systems Incorporated, PDL BioPharma, Inc., ICOS Corporation, OSI Pharmaceuticals, Inc., MGI Pharma, Inc., Nektar Therapeutics, Valeant Pharmaceuticals International, ISIS Pharmaceuticals, Inc., Arena Pharmaceuticals, Inc., Connectics Corporation, Incyte Corporation, Santarus, Inc., and Avanir Pharmaceuticals. The Committee also obtained competitive information from one national survey, the Radford Biotechnology Compensation Survey (“Radford Survey”) for establishing compensation levels. The Radford Survey is the leading source for compensation information in the biotechnology industry.

As a result of recent events including receipt of a second indiplon Approvable Letter from the FDA with respect to indiplon, a significant reduction of the Company’s workforce, changes to the management team and a lowering of the Company’s market capitalization, the Committee believed that the 2007 peer group of companies no longer represented an appropriate peer group for the Company when setting compensation levels for 2008. Accordingly, when reviewing the Company’s executive compensation policies for 2008 and making recommendations to the Board regarding such policies, and in setting 2008 compensation levels, the Committee used information obtained directly from the Radford Survey. Because the Committee viewed the Company as being in a transition stage due to the recent events described above, the Committee used data from the overall results and similarly sized company sections of the Radford Survey.

Compensation Consultant

Additionally, the Committee also used the services of Remedy Compensation Consulting (“Compensation Consultant”) as a third party compensation consultant for establishing compensation levels for 2008. The Compensation Consultant is currently assisting the Committee in re-defining the peer group to be used in the future. In addition, the Compensation Consultant provided analysis, comments and recommendations for the establishment of the Company’s 2008 employee retention program described below. The Committee also used the services of Hewitt Associates, a third party consultant, to provide a competitive analysis and recommendation for only the executive officer employment agreements.

Establishment of 2008 Employee Retention Program

The Committee believes that employee and executive retention over the next two to three years is critical. On February 27, 2008, the Board approved an employee retention program (“the Retention Program”) to provide the Company with a mechanism to retain its non-officer and executive officer employees who were not subject to the staff reduction program which was announced on December 13, 2007. As part of the Retention Program, the Board approved a one-time cash retention amount and the issuance of RSUs and stock options to its executive officers. The Committee reviewed each compensation component separately and in total versus the data obtained from the Radford Survey and determined that the executive compensation components of the Retention Program fell within the targeted ranges set forth below. The Committee determined the general features of the Retention Program fall within the targeted compensation parameters set for the executives and that there were no material differences between the Radford Survey and the benefits provided to executives. The Retention Program provides both a short-term incentive to stay and a long-term incentive to help the Company meet its goals and objectives.

Role of Executive Officers in Compensation Decisions

The Committee makes all final decisions regarding compensation for executive officers (other than the President and Chief Executive Officer, which is decided by the entire Board of Directors), including determining equity awards. The President and Chief Executive Officer, and the Senior Vice President and Chief Administrative Officer, annually review the performance of each executive officer (other than themselves), and review competitive market data for base salary, cash bonuses and equity awards. In addition, the Committee consulted with the Compensation Consultant in establishing the compensation levels for 2008. From this review, conclusions and recommendations, including proposed base salary adjustments and annual award amounts, are presented to the Committee for its consideration and approval. The Committee, in its sole discretion, can accept, modify or reject any of the recommendations.

Components of Compensation

The Company’s compensation for executive officers consists of six components: base salary, cash bonuses, equity awards, deferred compensation benefits, retirement benefits as provided under the Company’s 401(k) plan, and severance agreements and other benefits. Due to the importance of the role, higher level of responsibility and enhanced shareholder accountability, the President and Chief Executive Officer typically receives a greater total compensation package, including stock equity grants. Base salaries, cash bonuses and equity award components of compensation are targeted at or above the average rates paid by the overall results of the Radford Survey. Generally, this means targeting each of these three components between the 50th and 75th percentile of the actual benefits for all incumbents in an appropriately comparable position as reflected in the Radford Survey. Using significant discretion, the Committee considers each executive’s responsibilities, experience, and contribution to goals when determining the appropriate compensation level for each executive within the target percentiles. In turn, these same components, when added together, are also within these same targeted percentiles for compensation levels provided in the Radford Survey. There is no direct correlation between how amounts paid for one component affect amounts paid under another component. Each of these six components is described below.

Base Salary

The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salaries have been targeted between the 50th and 75th percentiles of rates paid by the peer group and the Radford Survey in 2007 and the Radford Survey for 2008 to enable the Company to attract, motivate, reward and retain highly skilled executives. As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account such officer’s qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer’s base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Committee, as well as other factors the Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

Cash Bonuses

The Committee’s philosophy in establishing the Company’s cash bonus compensation strategy for executive officers and other employees is to provide a mix of compensation between base salary and total cash compensation such that approximately 30% to 45% of the total target cash compensation is at risk for executives during 2008. The cash bonus targets at plan were set between the 50th and 75th percentiles of actual bonuses paid by the peer group and the Radford Survey in 2007 and the Radford Survey for 2008 to

enable the Company to attract, motivate, reward and retain highly skilled executives. This supports the achievement of Company goals and objectives by basing compensation on a pay-for-performance basis.

To promote a pay-for-performance environment, the Company maintains a performance-based annual bonus program for its executive officers. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual performance for each executive officer. The Board of Directors establishes the maximum potential amount of each officer’s bonus payment annually, based upon the recommendation of the Committee. Normally an appropriate weight is given to each of the various goals used to calculate the amount of each executive officer’s bonus payment as determined by the Committee. The emphasis for 2007 was based on achievement of goals within our lead drug development programs, which included indiplon and GnRH programs, earlier stage research & development programs, and assigned general administration activities, the sum of which is 100% of target when full achievement of goals occurs. The criteria set forth within each of these areas include many factors with a variety of expected achievement levels. Some of the specific 2007 goals were as follows. Business Development goal of raising $20 million in collaboration financing. Indiplon program goals included re-filing of the indiplon NDA with the FDA, gaining FDA approval, developing commercialization strategies and entering into a commercialization partnership. GnRH program goals included completion of various clinical and pre-clinical studies and developing back-up compounds. Research and development goals involved completion of activities within our Urocortin 2 and sNRI programs as well as several other early stage programs. General administration goals included the sale/leaseback of the Company’s property and limiting cash burn. In general, achievement of the Company’s goals determines the initial bonus pool for the Company, and is then factored by the individual performance of each executive officer during the year. As in previous years, the 2007 executive bonuses are considered discretionary and have no automatic calculations for determining the actual amount of the bonus for each executive, and the Board or the Committee may, in its sole discretion, eliminate any individual bonus or reduce or increase the amount of compensation payable with respect to any individual bonus. An executive officer must be an employee of the Company on the date of payment to qualify for a bonus. Any executive officer who leaves the employment of the Company, voluntarily or involuntarily, prior to the payment, is ineligible for any bonus. An employee who becomes an executive officer during the fiscal year may be eligible for a pro-rated bonus at the option of the Committee, provided the executive has been employed a minimum of three months during the calendar year.

For 2007, executive officers were eligible for the following bonuses as a percentage of annualized base salary:

	Minimum	Target	Maximum
Executive Officer	Payout	Percentage	Payout

President and Chief Executive Officer	0%	75%	150%
Chief Operating Officer	0%	60%	120%
All Other Executive Officers	0%	50%	100%

In reviewing performance for 2007, the Committee determined that an overwhelming majority of the goals had been obtained except approval of indiplon which had the greatest impact on the Company. As a result of this analysis, the Committee determined that the corporate goals for the year were not sufficiently met, and no annual bonus payment would be awarded to the executive officers for 2007.

On February 27, 2008, the Board approved the Company’s performance goals for 2008 along with eligible bonus percentages and weighting for executive officers. The Board decreased the President and Chief Executive Officer’s bonus target percentage to 60% of base salary for the 2008 plan year; this places the President and Chief Executive Officer’s target bonus at plan closer to the 50th percentile of bonus targets in the Radford Survey. In addition, the Company has no executive in the position of Chief Operating Officer, and all other executive officers eligible bonus at target will remain at 50% of their respective base salaries; maximum bonus payouts will also remain the same. The performance goals for 2008 include those for our lead development programs which comprise mainly GnRH, CRF, and Urocortin 2, our earlier stage research and development programs and assigned general administration activities. The Committee has assigned a weighting of 55%, 25% and 20%, respectively, for each of these areas. Some of the specific 2008 goals are as follows. GnRH and Urocortin 2 program goals include various clinical and pre-clinical development studies and entering into a research and development partnership for GnRH. Early stage research and development program goals include various pre-clinical development studies, preparation for clinical studies and various research and drug discovery goals. General administrative activities include maintaining the projected cash burn, exceeding the NASDAQ biotechnology and composite indices returns, and supplementing the early stage pipeline.

Equity Awards

The Committee provides the Company’s executive officers with long-term incentive compensation through grants of stock options, restricted stock units (“RSU“s) and/or stock bonuses under the Company’s equity compensation plans. These equity-based programs provide the Company’s executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s common stock. The Committee believes that these grants directly motivate an executive to maximize long-term stockholder value and create an effective tool for incentivizing and retaining those executives who are most responsible for influencing stockholder value by further aligning our executive’s interests with those of our stockholders by increasing the reward to our executives when our stock price increases. The grants also utilize vesting periods that encourage key executives to continue in the employ of the Company. The Committee considers each grant subjectively, considering factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals, and to retain and motivate key executives. The equity awards for each year are set between the 50th and 75th percentiles of the actual benefits awarded by the peer group and the Radford Survey in 2007 and the Radford Survey for 2008 to enable the Company to attract, motivate, and retain highly skilled executives. Long-term incentives granted in prior years are also taken into consideration, but do not play a significant role in current year determinations.

It has been our practice to make equity-based awards to our executives on an annual basis. Annual stock option awards typically vest over three years and have a seven year term. Additionally, all stock option awards are priced based upon the closing price of the Company’s common stock on the date of grant, which is also the approval date, by the Committee or Board of Directors. RSU awards typically vest over three years with the exception of an RSU award granted to the President and Chief Executive Officer in 2007, which vests upon achievement of specific corporate performance goals. The Committee typically reviews Company and executive performance during the first quarter of each year to determine the amount and types of awards to be granted. Prior year actual gains from the exercise of vested equity grants are not considered in the determination of current year compensation. The Company does not maintain any equity ownership guidelines for its executive officers.

Deferred Compensation Plan

Currently, employees at the Vice President level or above, inclusive of members of the Board of Directors, are eligible to participate in the Company’s Deferred Compensation Plan (“NQDC Plan”). Under the terms of the NQDC Plan, each eligible participant may elect to defer all or a portion of cash compensation, RSUs and stock bonuses received for services to the Company. Elections must be made by December 31 of each year for compensation that will be deferred during the following year, and are irrevocable once made. Deferral of annual bonuses must be made by December 31 of the year preceding the year in which the bonus is earned. Upon receipt of an eligible participant’s deferral election, the Company maintains a deferred compensation investment account on behalf of such participant. Funds so invested are paid to participants based on an elected payout schedule over a period of up to 15 years. Upon death or termination for cause, funds are paid out within 60 days. Funds may also be withdrawn for hardship under certain circumstances. We do not provide a match on executive deferrals under the deferred compensation plan. We maintain this plan for the purpose of providing a competitive benefit allowing our executives an opportunity to defer income tax payments on their cash and equity compensation.

Retirement Benefits

The terms of the Company’s 401(k) Savings Plan (“401k Plan”), provide for executive officer and broad-based employee participation. Under the 401k Plan, all Company employees are eligible to receive matching contributions from the Company that vest three years from date of hire and monthly thereafter. The Company’s matching contribution for the 401k Plan for 2007 was $0.50 for each dollar on the first 6% of each participant’s pretax contributions, and was calculated on a payroll-by-payroll basis subject to applicable Federal matching limits ($6,750 in 2007). The Company made no profit sharing or discretionary contributions to the 401k Plan in 2007.

Severance Agreements and other Benefits

Executive officers are eligible to participate in the Company’s employee benefit plans on the same terms as all other full-time employees. These plans include medical, dental and life insurance. The Company enhanced the executive officer’s long-term disability benefit to 67% of base pay to provide a benefit similar to non-executive employees. In addition to the benefits available to all employees, we provide our executive officers with certain additional benefits that we believe reflect market standards and are reasonable and necessary to attract and/or retain each of our executive officers and, in the case of the tax planning services described below, allow the executive officers to realize the full benefit of the other elements of compensation we provide. Executive officers are also provided with one annual physical examination. Executive officers are eligible for four weeks of vacation from date of hire through ten years of employment, and five weeks of vacation per year of employment thereafter. Additionally, all executive officers, as well as all other full-time employees, are eligible to receive a one-time additional two week vacation benefit after ten years of service. In certain cases, the Company may provide relocation expense reimbursement and related tax gross-up benefits, and tax preparation and planning services, to the executive officers. In addition, executive officers are eligible to receive severance benefits in connection with a termination without cause, disability, death or a change-in-control related termination as set forth in each of their employment contracts are summarized below and more fully described in Potential Payments upon Termination or Change-In-Control.

Compensation components for executive officers in the event of death include partial stock award acceleration, prorata bonus payment, payments for accrued base salary, vested deferred compensation, any accrued vacation and any accrued benefits under any plans of the Company in which the executive officer is a participant and any appropriate business expenses incurred by the executive officer. In the event of death, there is no severance component.

Compensation components for executive officers in the event of a qualifying long-term disability include partial stock award acceleration, prorata bonus payment, limited base salary continuation, and payments for accrued base salary, and limited Company-paid health insurance benefits.

Compensation components for executive officers in the event of termination by the Company without cause or termination by the executive officer due to constructive termination include payments for accrued base salary, cash compensation payments, partial stock award acceleration, and limited Company-paid health insurance benefits. Eligibility for these benefits under either situation requires a signed release agreement by the executive officer.

Compensation components for executive officers in the event of a change-in-control include payments for accrued base salary, a cash compensation payment, cash compensation for stock awards, and limited Company-paid health insurance benefits. The change-in-control benefits also contain certain tax gross-up provisions. Eligibility for all of these benefits under the change-in-control provisions requires a signed release agreement by the executive officer.

In 2007, the Board of Directors reviewed and revised the executive agreements. Hewitt and Associates, a third party consultant, was hired to provide a competitive analysis using primarily the 2007 peer group and recommendations for the Committee. The three areas where the agreements were not at market standard included the lack of a release clause in order to obtain benefits, and benefits relating to termination by the Company without cause and change-of-control. As a result of the analysis in these three areas, the Committee made the following revisions. In the event of termination by the Company without cause, Mr. Lyons, the President and Chief Executive Officer will be paid two times the executive’s base salary plus target annual bonus, and for a change-in-control related termination, the executive will be paid two and one-half times the executive’s base salary plus target annual bonus. In addition, in the event of termination by the Company without cause, the vesting of all outstanding stock awards held by Mr. Lyons shall be accelerated so that the amount of shares vested under such stock awards shall equal the number of shares which would have vested if the executive had continued to render services to the Company for 24 continuous months after the date of executive’s termination of employment. For other executive officers, in the event of termination by the Company without cause, the executive will be paid one and one-quarter times the executive’s base salary plus target annual bonus, and for a change-in-control related termination, the executive will be paid two times the executive’s base salary plus target annual bonus. In addition, in the event of a termination by the Company without cause, the vesting of all outstanding stock awards held by the executive officer shall be accelerated so that the amount of shares vested under such stock awards shall equal the number of shares which would have vested if the executive had continued to render services to the Company for 15 continuous months after the date of executive’s termination of employment.

Additionally, for change in control related terminations, the executive will receive a full parachute tax gross-up payment in the event the executive’s total change in control related payments exceed 2.99 times the executive’s historical average base compensation by more than 15%.

For purposes of the agreements, termination without cause includes a executive’s resignation following a significant reduction in the executive’s or the executive’s supervisor’s duties or responsibilities, a material reduction in base salary, relocation without consent, involuntary termination other than for death, disability or cause, and failure of a successor company to assume the agreement. Lesser but similar severance benefits are provided in the event of a termination due to death or disability.

The compensation committee believes that in order to continue to retain the services of our key executive officers and focus their efforts on stockholder interests when considering strategic alternatives, it is important to provide them with some income and benefit protection against loss of employment in connection with a change-in-control of our company and thereby align the interests of our stockholders and our executive officers. Accordingly, we only provide for such benefits in the event of a “double trigger” because we believe that our executives are materially harmed only if a change in control results in our executives’ involuntary loss of employment, reduced responsibilities, reduced compensation, or other adverse change in the nature of the employment relationship.

Chief Executive Officer Compensation

Mr. Lyons joined the Company in February 1993. His initial salary, potential bonus, and stock grants were determined on the basis of negotiation between the Board of Directors and Mr. Lyons with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Lyons’ compensation was reviewed annually on the same basis as discussed above for all executive officers. Mr. Lyons’ base salary for 2007 was $600,000, which was unchanged from 2006. Mr. Lyons’ base salary for 2007 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size and development. Mr. Lyons had annual and long-term strategic and operational goals established by the Board. Based on Company and individual performance versus 2007 annual goals, Mr. Lyons was not awarded a bonus for 2007. On March 16, 2007, the Board approved and awarded Mr. Lyons performance-based RSUs. In total, Mr. Lyons was awarded 85,000 RSUs of which 50% were to vest upon FDA approval of indiplon and 50% were to vest upon the commercial launch of indiplon. In addition, Mr. Lyons was awarded 85,000 stock options on March 16, 2007 at an option price of $10.98 that were to vest ratably on an annual basis over three years. The RSUs and option awards described above were not eligible for the retirement provision that allows for accelerated vesting based upon certain years of service and age, as normally provided under our 2003 Plan.

Effective January 10, 2008, Dr. Gorman was promoted to President and Chief Executive Officer and his annualized base salary became $440,000 reflecting a 10% promotional increase over his 2007 base salary.

Effective February 27, 2008, Dr. Gorman was awarded a one-time cash payment under the Retention Program in the amount of $240,000, 60% of which was payable immediately and 40% is payable at the end of 2008, assuming Dr. Gorman remains in good standing as an employee at such time. This is the same payment schedule being used in the Retention Program for all non-officer employees. Effective February 27, 2008, Dr. Gorman was also awarded 125,000 RSUs and a stock option to purchase 45,000 shares under the Retention Program that ratably vest on an annual basis over three years. Due to the adverse action letter from the FDA, the Committee did not award Dr. Gorman a bonus for 2007.

Other Executive Officer Compensation

The compensation of all other executive officers is reviewed annually as discussed above.

Base Salary

Effective January 1, 2007, Mr. Coughlin’s annualized base salary became $300,000 reflecting an increase of 9.9%, Dr. Valeur-Jensen’s annualized base salary became $395,000 reflecting an increase of 3.9%, and Mr. Ranieri’s annualized base salary became $325,000 reflecting an increase of 8.3% for increased responsibilities as Chief Administrative Officer. All executive officer base salaries, as adjusted, were within the Radford Survey compensation parameters described in the Components of Compensation section above.

Retention Program

Cash Payments.  The Committee established the Retention Program as described in more detail above. As a result of the Retention Program, each executive officer was awarded a one-time cash payment under the Retention Program, 60% of which was paid immediately and 40% is payable at the end of 2008, assuming the executive officer remains in good standing as an employee at such time. This is the same payment schedule being used in the Retention Program for all non-officer employees. Under the Retention Program, Mr. Coughlin is entitled to receive a total cash award of $138,000, Dr. Valeur-Jensen is entitled to receive a total cash award of $190,000 and Mr. Ranieri is entitled to receive a total cash award of $150,000, 60% of each such amounts were paid in February 2008 and 40% of such amounts are payable at the end of 2008, assuming that the individual remains in good standing as an employee at such time.

Long-Term Incentives.  Long-term incentives are awarded to individuals to align the sharing of value creation between shareholders and executive officers. Long-term incentive awards are also used as a key retention and motivational tool. Given the FDA action at the end of 2007 and the importance of the 2008 Company goals, the Committee believed that retention of the executive officers was extremely important. Thus, on February 27, 2008, the Committee implemented the Retention Program and awarded the following long-term incentive grants: Dr. Valeur-Jensen was granted 100,000 RSUs and a stock option to purchase 30,000 shares; Mr. Coughlin was granted 100,000 RSUs and a stock option to purchase 30,000 shares; and Mr. Ranieri was granted 100,000 RSUs and a stock option to purchase 30,000 shares. The Committee awarded long-term incentives that were within the compensation parameters described in the Components of Compensation section above. In addition, the mix of the awards was heavily weighted in favor of RSUs as this emphasizes the need for retention of the executive. These RSUs and stock option awards vest ratably on an annual basis over three years. The exercise price of the stock options was $5.12 based on the closing price of the Company’s common stock on the date of grant.

Deferred Compensation Plan.

For each year of the NQDC Plan, the Company may, but is not required to, make contributions to any of the executive officer’s plan accounts. During 2007, the Company did not make any such contributions. Some executive officers did elect to make voluntary contributions to the NQDC Plan during 2007.

Tax Considerations

Internal Revenue Code Section 162(m)

The compensation committee considers the potential impact under Internal Revenue Code Section 162(m) whereby we can only deduct up to $1.0 million of the compensation we pay to named executive officers each taxable year. However, we may deduct compensation above $1.0 million if it is “performance-based compensation” within the meaning of the Internal Revenue Code. The committee has determined that any gain related to the exercise of a stock option granted under any of our stockholder-approved stock options plans with an exercise price at least equal to the fair value of our common stock on the date of grant qualifies under the Internal Revenue Code as performance-based compensation and therefore is not subject to the $1.0 million limitation.

However, deductibility is not the sole factor used by the committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into executive compensation arrangements under which payments are not deductible under Section 162(m).

Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code governs deferred compensation arrangements. The Committee reviewed our deferred compensation program with the assistance of our counsel to ensure the plan is compliant with Section 409A and has determined the plan is compliant within the meaning of Internal Revenue Code Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:
COMPENSATION COMMITTEE

Richard F. Pops
Stephen A. Sherwin, M.D.

Compensation Committee interlocks and insider participation

During 2007, the Compensation Committee consisted of Richard F. Pops, Stephen A. Sherwin, M.D., and until his resignation from the Board of Directors in February 2007, Adrian Adams. No interlocking relationship exists between any current member of the Compensation Committee, nor existed between Mr. Adams, and any member of any other company’s Board of Directors or compensation committee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table. The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2006 and 2007 to the current and former executive officers named below (the “Named Executive Officers”):

Summary Compensation Table

					Stock	Option	All
		Salary		Bonus	Awards	Awards	Other	Total
Name and Title(1)	Year	(2)		(2)	(3)	(4)	(5)	Compensation

Kevin C. Gorman, Ph.D	2006	$339,792	(6)	$—	$102,056	$397,508	$7,726	$847,082
President and Chief	2007	$400,000	(7)	$—	$258,885	$512,643	$18,082	$1,189,610
Executive Officer
Timothy P. Coughlin	2006	$220,500	(8)	$75,000	$—	$132,420	$6,863	$434,783
Vice President and	2007	$275,000	(9)	$—	$221,173	$268,711	$10,131	$775,015
Chief Financial Officer
Richard Ranieri	2006	$287,000		$120,000	$37,240	$370,993	$43,811	$859,044
Senior Vice President and	2007	$300,000		$—	$240,666	$595,072	$15,397	$1,151,135
Chief Administrative Officer
Margaret Valeur-Jensen, J.D., Ph.D.	2006	$348,125		$115,000	$95,162	$375,288	$8,611	$942,186
Executive Vice President, General Counsel and Secretary	2007	$380,000	(10)	$—	$238,547	$477,241	$21,616	$1,117,404
Gary A. Lyons	2006	$600,000		$—	$1,237,365	$1,642,833	$10,470	$3,490,668
Former President and	2007	$600,000		$—	$—	$134,087	$31,279	$765,366
Chief Executive Officer

(1)	The titles and capacities set forth in the table above are as of the Record Date. During 2007, Mr. Lyons served as the Company’s President and Chief Executive Officer and Dr. Gorman served as the Company’s Executive Vice President and Chief Operating Officer. On January 10, 2008, Mr. Lyons and the Company’s Board of Directors reached mutual agreement that Mr. Lyons would no longer serve as the President, and Chief Executive Officer of the Company and Dr. Gorman was appointed President and Chief Executive Officer. During 2007, Mr. Ranieri served as the Company’s Senior Vice President, Human Resources, and on February 28, 2008 was appointed Senior Vice President and Chief Administrative Officer. Mr. Coughlin and Dr. Gorman became the Chief Financial Officer and Chief Operating Officer, respectively, on September 18, 2006.

(2)	Salary and bonus figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

(3)	Stock awards granted to executive officers consist of restricted stock units and stock bonuses and may be subject to deferred delivery arrangements. The amounts shown are the share-based compensation costs recognized in accordance with SFAS 123R during the applicable fiscal year for stock awards vested during the applicable year. The stock awards for 2006 are based on a per share price of $10.17. The stock awards for 2007 are based on a per share price of $11.44.

(4)	The amounts shown are the compensation costs recognized in accordance with SFAS 123R during the applicable fiscal year for any option awards vested during the applicable year. The grant date fair value of option awards for 2006 are based on a per share Black-Scholes value of $21.41. The grant date fair value of option awards for 2007 are based on a per share Black-Scholes value of $6.64 except for those awarded to Gary A. Lyons which were based on a per share Black-Scholes value of $6.31.

(5)	Includes all other compensation as described in the table entitled “All Other Compensation Table” below.

(6)	Of this amount, Dr. Gorman deferred the receipt of $84,948 under the NQDC Plan.

(7)	Of this amount, Dr. Gorman deferred the receipt of $140,000 under the NQDC Plan, as also reported in the Nonqualified Deferred Compensation Table below.

(8)	Of this amount, Mr. Coughlin deferred the receipt of $11,025 under the NQDC Plan.

(9)	Of this amount, Mr. Coughlin deferred the receipt of $13,750 under the NQDC Plan, as also reported in the Nonqualified Deferred Compensation Table below.

(10)	Of this amount, Dr. Valeur-Jensen deferred the receipt of $76,000 under the NQDC Plan, as also reported in the Nonqualified Deferred Compensation Table below.

All Other Compensation Table

				Stock
		401(k)		Option	Annual		Tax
		Employer	Insurance	Cancellation	Medical	Tax	Planning	Total
Name	Year	Match	Premiums (1)	Fee (2)	Exam	Reimbursements (3)	Services	Compensation

Kevin C. Gorman, Ph.D.	2006	$6,600	$1,126	—	—	—	—	$7,726
	2007	$6,750	$11,232	$100	—	—	—	$18,082
Timothy P. Coughlin	2006	$6,396	$467	—	—	—	—	$6,863
	2007	$6,750	$2,275	—	$1,106	—	—	$10,131
Richard Ranieri	2006	$6,600	$1,443	—	$887	$33,181	$1,700	$43,811
	2007	$6,750	$6,849	$100	$673	$1,025	—	$15,397
Margaret Valeur-Jensen, J.D., Ph.D.	2006	$6,600	$1,153	—	$858	—	—	$8,611
	2007	$6,750	$10,238	$100	$4,528	—	—	$21,616
Gary A. Lyons	2006	$6,600	$3,870	—	—	—	—	$10,470
	2007	$6,750	$24,429	$100	—	—	—	$31,279

(1)	The amounts in this column represent the costs for life and long-term disability insurance premiums and related tax gross-up amounts.

(2)	The amounts in this column represent nominal payments made to the named executive in exchange for the cancellation of certain stock options previously granted by the Company.

(3)	The amounts in this column represent a reimbursement of taxes resulting from the named executive’s relocation.

Grant of Plan-Based Awards. The following table sets forth certain information regarding stock and option awards granted by the Company during the year ended December 31, 2007 to the Named Executive Officers below:

Grants of Plan-Based Awards Table

		All Other	Option
		Stock Awards:	Awards: No.
		No. of	of Securities	Exercise or Base	Grant Date Fair
	Grant	Shares or	Underlying	Price of Option	Value of Stock and
Name	Date (1)	Units	Options	Awards (1)	Option Awards (2)

Kevin C. Gorman, Ph.D.	1/11/07	63,000	108,000	$11.44	$1,437,840
Timothy P. Coughlin	1/11/07	58,000	100,000	$11.44	$1,327,520
Richard Ranieri	1/11/07	58,000	100,000	$11.44	$1,327,520
Margaret Valeur-Jensen, J.D., Ph.D.	1/11/07	58,000	100,000	$11.44	$1,327,520
Gary Lyons	3/16/07	85,000	85,000	$10.98	$1,469,650

(1)	All options and awards were granted and approved on the same date with an exercise price equal to the closing market price of the Company’s common stock on date of grant. All option awards are time-based awards, which vest annually over three years and have an option term of seven years.

(2)	Reflects the grant date per share Black-Scholes value of $6.64 for option awards granted on January 11, 2007 and $6.31 for option awards granted on March 16, 2007, both of which were calculated in accordance with SFAS 123R.

To assist in understanding the data in the tables above, the following is a description of the employment agreements currently in place between the Company and the Named Executive Officers:

Agreements with Named Executive Officers

Kevin C. Gorman, Ph.D. has an employment contract that provides that: (i) Dr. Gorman will serve as the Company’s Executive Vice President and Chief Operating Officer commencing on August 1, 2007 at an initial annual salary of $400,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Dr. Gorman was promoted to President and Chief Executive Officer); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Gorman is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Dr. Gorman will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Timothy P. Coughlin has an employment contract that provides that: (i) Mr. Coughlin will serve as the Company’s Vice President and Chief Financial Officer commencing on August 1, 2007 at an initial annual salary of $275,000, subject to annual adjustment by the Board of Directors; (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Coughlin is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Mr. Coughlin will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Richard Ranieri has an employment contract that provides that: (i) Mr. Ranieri will serve as the Company’s Senior Vice President, Human Resources commencing on August 1, 2007 at an initial annual salary of $300,000, subject to annual adjustment by the Board of Directors (subsequent to entering into the employment contract, Mr. Ranieri was promoted to Senior Vice President and Chief Administrative Officer); (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Mr. Ranieri is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) each year starting in 2007 and continuing for the term of the agreement, Mr. Ranieri will be eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Margaret E. Valeur-Jensen, J.D., Ph.D. has an employment contract that provides that: (i) Dr. Valeur-Jensen will serve as the Company’s Executive Vice President, General Counsel and Corporate Secretary commencing on August 1, 2007 at an initial annual salary of $380,000, subject to annual adjustment by the Board of Directors; (ii) the agreement terminates upon death, disability, termination by the Company with or without cause, constructive termination or voluntary resignation; (iii) Dr. Valeur-Jensen is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; and (iv) Dr. Valeur-Jensen is eligible to receive stock option awards with the number of shares and exercise price as shall be determined by the Board of Directors.

Gary A. Lyons and the Company’s Board of Directors reached a mutual agreement that Mr. Lyons would no longer serve as the President and Chief Executive Officer of the Company effective January 10, 2008. In connection with his departure, Mr. Lyons will receive severance benefits substantially in accordance with Section 6.5 of his prior employment contract with the Company, which required payment of 2 times the amount of his annual base salary and target annual bonus to be paid equally over 24 months, an acceleration of unvested shares that would have vested over the 24 contiguous months after the date of termination, and payment of COBRA benefits for a period of 24 months following termination. Mr. Lyons will continue as a member of the Board of Directors of the Company.

Option Cancellation Agreements. On October 24, 2007, the Company entered into Stock Option Cancellation Agreements with certain of the Company’s executive officers and directors, pursuant to which certain stock options with exercise prices in excess of $50.00, previously granted to each such executive officer or director were cancelled in exchange for a nominal payment by the Company of $100 in the aggregate.

The Stock Option Cancellation Agreements indicated that other than such nominal payment, the applicable executive officer or director had not received, and would not receive, any additional consideration in exchange for the cancellation of such options.

Accordingly, while each such executive officer or director will be eligible to receive future equity grants in connection with the Company’s regular grant practices, no such executive officer or director will receive any future equity award in exchange for the cancellation of such options.

Outstanding Equity Awards. The following table sets forth the outstanding equity awards held by the Named Executive Officers at December 31, 2007:

Outstanding Equity Awards Table

	Option Awards							Stock Awards
					Equity
					Incentive
					Plan
					Awards:					Market
		Number of		Number of	Number			Number of		Value of
	Award	Securities		Securities	of Securities			Shares or		Shares or
	Grant and	Underlying		Underlying	Underlying			Units of		Units of
	Commencement	Unexercised		Unexercised	Unexercised	Option	Option	Stock That		Stock That
	of Vesting	Options		Options	Unearned	Exercise	Expiration	Have Not		Have Not
Name	Date	Exercisable		Unexercisable	Options	Price	Date	Vested (1)		Vested (1)

Kevin C. Gorman, Ph.D	02/09/1998	5,000	(2)	—		$7.81	02/09/2008
	04/16/1998	12,000	(2)	—		$7.75	04/16/2008
	08/19/1998	2,500	(2)	—		$6.50	08/19/2008
	06/01/1999	15,000	(2)	—		$4.88	06/01/2009
	04/06/2000	17,144	(2)	—		$19.44	04/06/2010
	04/18/2001	10,000	(2)	—		$24.33	04/18/2011
	05/24/2001	20,000	(2)	—		$35.14	05/24/2011
	02/07/2002	35,000	(2)	—		$36.79	02/07/2012
	05/22/2003	40,000	(2)	—		$48.51	05/22/2013
	03/01/2004							126	(2)	$572
	05/26/2004	35,000	(2)(3)	—		$57.51	05/26/2014
	02/18/2005	17,708	(2)	7,292		$40.39	02/18/2015
	01/19/2006							1,445	(4)	$6,560
	01/11/2007	—		108,000 (5)		$11.44	01/11/2014
	01/11/2007							63,000	(5)	$286,020
KCG Family Trust (6)	04/06/2000	30,006	(7)	—		$19.44	04/06/2010
Timothy P. Coughlin	09/30/2002	11,000	(7)	—		$41.00	09/30/2012
	07/23/2004	3,203	(2)	547		$44.70	07/23/2014
	10/20/2004	3,249	(2)	751		$45.04	10/20/2014
	10/21/2004	—		—	100 (8)	$44.77	10/21/2014
	09/20/2005	1,406	(2)	1,094		$47.88	09/20/2015
	01/11/2007			100,000 (5)		$11.44	01/11/2014
	01/11/2007							58,000	(5)	$263,320
Richard Ranieri	06/20/2005	50,004	(7)	29,996		$42.40	06/20/2015
	06/20/2005							5,000	(9)	$22,700
	01/19/2006							723	(4)	$3,282
	01/11/2007	—		100,000 (5)		$11.44	01/11/2014
	01/11/2007							58,000	(5)	$263,320
Margaret Valeur-Jensen, J.D., Ph.D.	10/01/1998	1,140	(7)	—		$5.06	10/01/2008
	02/22/2000	20,000	(2)	—		$34.50	02/22/2010
	04/18/2001	5,000	(2)	—		$24.33	04/18/2011
	05/24/2001	12,500	(2)	—		$35.14	05/24/2011
	02/07/2002	18,229	(2)	—		$36.79	02/07/2012
	05/22/2003	23,698	(2)	—		$48.51	05/22/2013
	03/01/2004							94	(2)	$427
	02/18/2005	15,104	(2)	7,292		$40.39	02/18/2015
	01/19/2006	7,848	(2)	652		$60.95	01/19/2013
	01/19/2006							1,445	(4)	$6,560
	01/11/2007	—		100,000 (5)		$11.44	01/11/2014
	01/11/2007							58,000	(5)	$263,320

	Option Awards								Stock Awards
						Equity
						Incentive
						Plan
						Awards:					Market
		Number of		Number of		Number			Number of		Value of
	Award	Securities		Securities		of Securities			Shares or		Shares or
	Grant and	Underlying		Underlying		Underlying			Units of		Units of
	Commencement	Unexercised		Unexercised		Unexercised	Option	Option	Stock That		Stock That
	of Vesting	Options		Options		Unearned	Exercise	Expiration	Have Not		Have Not
Name	Date	Exercisable		Unexercisable		Options	Price	Date	Vested (1)		Vested (1)

VJV Family Trust (6)	10/01/1998	67,060	(7)	—			$5.06	10/01/2008
Gary A. Lyons	04/16/1998	12,501	(2)	—			$7.75	04/16/2008
	03/02/1999	15,627	(2)	—			$5.38	03/02/2009
	02/22/2000	4,676	(2)	—			$34.50	02/22/2010
	04/18/2001	2,409	(2)	—			$24.33	04/18/2011
	05/24/2001	2,188	(2)	—			$35.14	05/24/2011
	02/07/2002	125,000	(2)	—			$36.79	02/07/2012
	05/22/2003	110,000	(2)	—			$48.51	05/22/2013
	03/01/2004								251	(2)	$1,140
	05/26/2004	50,000	(2)(3)	—			$57.51	05/26/2014
	02/18/2005	53,124	(2)	21,876	(10)		$40.39	02/18/2015
	01/19/2006	28,749	(2)	1,251	(10)		$60.95	01/19/2013
	01/19/2006								7,223	(4)	$32,792
	03/16/2007	—		85,000	(5)		$10.98	03/16/2014
	03/16/2007								85,000	(11)	$385,900
GEL Family LLC (6)	04/16/1998	13,499	(2)	—			$7.75	04/16/2008
	03/02/1999	7,292	(2)	—			$5.38	03/02/2009
	02/22/2000	85,324	(2)	—			$34.50	02/22/2010
	04/18/2001	7,591	(2)	—			$24.33	04/18/2011
	05/24/2001	87,812	(2)	—			$35.14	05/24/2011

(1)	Stock awards granted to executive officers consist of RSUs and restricted stock, which are subject to deferred delivery arrangements. The market value of RSUs and restricted stock that have not vested is derived by multiplying the number of RSUs and restricted stock that have not vested as of December 31, 2007 by $4.54, the closing price of the Company’s common stock on December 31, 2007.

(2)	Vests monthly over four years.

(3)	On November 7, 2005, the Company accelerated vesting on all unvested stock options to purchase shares of common stock that were held by then-current employees and had an exercise price per share equal to or greater than $50.00. The acceleration of these stock options was undertaken to eliminate the future compensation expense associated with the adoption of SFAS 123R in the Company’s consolidated statements of operations.

(4)	Vests monthly over three years.

(5)	Vests annually over three years.

(6)	As of December 31, 2007 these options were held by limited liability companies formed by the executive officer listed immediately above the limited liability company for estate planning purposes.

(7)	Vests monthly over four years, subject to an initial one-year “cliff”.

(8)	Vests upon FDA approval of the Company’s new drug application for indiplon.

(9)	Vests four years from date of grant.

(10)	Options are subject to accelerated vesting provisions based on certain years of service and age upon retirement. Mr. Lyons satisfied these requirements in April 2007.

(11)	50% vest upon FDA approval of indiplon, and the remaining 50% vest upon commercialization of indiplon.

Nonqualified Deferred Compensation. The following table sets forth information regarding the compensation deferred into the Company’s NQDC Plan in the fiscal year ended December 31, 2007 by the Named Executive Officers:

Nonqualified Deferred Compensation Table

				Aggregate
		Executive	Aggregate	Balance
		Contributions in	Earnings	at Last
Name	Year	Last FY (1)	in Last FY	FYE (2)

Kevin C. Gorman, Ph.D.	2007	$140,000	$1,278	$733,611
Timothy P. Coughlin	2007	$13,750	$1,221	$26,761
Richard Ranieri	2007	—	$(11,760)	$9,080
Margaret Valeur-Jensen, J.D., Ph.D.	2007	$76,000	$(28,991)	$566,805
Gary A. Lyons	2007	—	$(49,668)	$2,256,778

(1)	Consists of cash contributions from salary and/or bonus payments paid by the Company in 2007.

(2)	Aggregate balance includes the value of stock based awards subject to future vesting for all Named Executive Officers who contributed stock based awards to the NQDC Plan.

Under the terms of the NQDC Plan, executive officers are eligible to defer base salary, bonus and/or special awards, such as RSUs. Generally, elections must be made by December 31 of each preceding year and are irrevocable once made. Because the Company expects to incur liabilities under the terms of the NQDC Plan, the Company elected, but was not required to, establish a trust with the intention to make contributions to the trust to provide a source of funds to assist in meeting its potential liabilities under the terms of the NQDC Plan. Upon receipt of an eligible participant’s deferral election, the Company maintains a deferred compensation investment account on behalf of such participant. Funds so invested are paid to participants based on an elected payout schedule over a period of up to 15 years. Upon death or termination for cause, funds are paid out within 60 days following the event. Funds may also be withdrawn for hardship under some circumstances. Executive officers’ accounts under the NQDC Plan are credited with deferrals made by him or her, and are thereafter adjusted to record earnings and losses matching the performance of various investment options selected by the executive officer. All cash deferrals are 100% vested upon contribution. All equity award contributions vest according to the terms of the individual award.

Option Exercises and Stock Value. The following table sets forth the options exercised and stock awards that vested during fiscal 2007 along with their respective values at December 31, 2007 for the Named Executive Officers:

Option Exercises and Stock Vested Table

	Option Awards (1)		Stock Awards (2)
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise (3)	Vesting	Vesting (4)

Kevin C. Gorman, Ph.D.	—	$—	1,833	$8,322
Timothy P. Coughlin	—	$—	—	$—
Richard Ranieri	—	$—	667	$3,028
Margaret Valeur-Jensen, J.D., Ph.D.	—	$—	1,708	$7,754
Gary A. Lyons	63,091	$387,063	7,667	$34,808

(1)	Information relates to stock exercises during 2007.

(2)	Information relates to stock awards, which consist of RSUs and restricted stock that vested during 2007.

(3)	Calculated by multiplying the number of option shares purchased by the difference between the exercise price and the market price of the Company’s common stock at the time of exercise. Mr. Lyons exercised his options at a strike price of $7.375 and holds the underlying shares.

(4)	Calculated by multiplying the number of shares acquired on vesting during fiscal 2007 by $4.54, the closing price of the Company’s common stock at December 31, 2007.

Potential Payment Upon Termination or Change-in-Control. The following tables set forth the potential severance benefits payable to the Named Executive Officers in the event of a termination or change in control (assuming such event occurred on December 31, 2007):

Potential Payment upon Termination Table (1)

			Accrued	Stock
Name	Salary (2)	Bonus (3)	Compensation (4)	Awards (5)	Medical (6)	Total

Kevin C. Gorman, Ph.D.	$500,000	$300,000	$42,838	$217,920	$21,551	$1,082,309
Timothy P. Coughlin	$343,750	$171,875	$26,760	$175,544	$21,178	$739,107
Richard Ranieri	$375,000	$187,500	$16,067	$184,624	$21,251	$784,442
Margaret Valeur-Jensen, J.D., Ph.D.	$475,000	$237,500	$41,727	$200,514	$21,493	$976,234
Gary A. Lyons	$1,200,000	$900,000	$—	$108,960	$34,482	$2,243,442

(1)	Reflects a termination without cause or due to a constructive termination, or deemed termination, prior to a change in control.

(2)	Based on salary as of December 31, 2007.

(3)	Based on bonus targets established by the Board of Directors for 2007.

(4)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2007 and a one-time additional two week vacation benefit for eligible employees.

(5)	All options held by the Named Executive Officers at December 31, 2007 have an exercise price greater than the Company’s closing price of its common stock at December 31, 2007. Therefore using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2007 that would vest in accordance with the executive officers’ employment agreements. Restricted stock units values were derived using the closing market price on December 31, 2007 of $4.54.

(6)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Change-in-Control Table (1)

			Accrued	Stock		Statutory Tax
Name	Severance (2)	Bonus (3)	Compensation (4)	Awards (5)	Medical (6)	Gross-up (7)	Total

Kevin C. Gorman, Ph.D.	$800,000	$480,000	$42,838	$313,260	$34,482	$593,784	$2,264,364
Timothy P. Coughlin	$550,000	$275,000	$26,760	$263,320	$33,884	$355,515	$1,504,479
Richard Ranieri	$600,000	$300,000	$16,067	$295,100	$34,002	$—	$1,245,169
Margaret Valeur- Jensen, J.D., Ph.D.	$760,000	$380,000	$41,727	$288,290	$34,388	$478,882	$1,983,287
Gary A. Lyons	$1,500,000	$1,125,000	$—	$494,860	$43,102	$1,396,529	$4,559,491

(1)	Reflects a termination without cause, or deemed termination, within a specified time following a change in control.

(2)	Based on salary as of December 31, 2007.

(3)	Based on bonus targets established by the Board of Directors for 2007.

(4)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2007 and one-time additional two week vacation benefit for eligible employees.

(5)	All options held by the Named Executive Officers at December 31, 2007 have an exercise price greater than the Company’s closing price of its common stock at December 31, 2007. Therefore using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2007 that would be paid to the Named Executive Officer in accordance with the executive officers’ employment agreements. Restricted stock units values were derived using the closing market price on December 31, 2007 of $4.54.

(6)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

(7)	Tax gross-up if total payments exceed 2.99 times base amount by 15% or more.

Potential Payment upon Termination by Disability Table (1)

			Accrued	Stock
Name	Base Salary (2)	Bonus (3)	Compensation (4)	Awards (5)	Medical (6)	Total

Kevin C. Gorman, Ph.D.	$500,000	$240,000	$42,838	$217,920	$21,551	$1,022,309
Timothy P. Coughlin	$343,750	$137,500	$26,760	$175,544	$21,178	$704,732
Richard Ranieri	$375,000	$150,000	$16,067	$184,624	$21,251	$746,942
Margaret Valeur-Jensen, J.D., Ph.D.	$475,000	$190,000	$41,727	$200,514	$21,493	$928,734
Gary A. Lyons	$1,200,000	$450,000	$—	$108,960	$34,482	$1,793,442

(1)	Reflects a termination without cause due to disability.

(2)	Based on salary as of December 31, 2007.

(3)	Based on bonus targets established by the Board of Directors for 2007.

(4)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2007 and one-time additional two week vacation benefit for eligible employees.

(5)	All options held by the Named Executive Officers at December 31, 2007 have an exercise price greater than the Company’s closing price of its common stock at December 31, 2007. Therefore using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2007 that would vest in accordance with the Named Executive Officers’ employment agreements. Restricted stock units values were derived using the closing market price on December 31, 2007 of $4.54.

(6)	Medical is comprised of health insurance premiums for the period specified in each executive officer’s employment contract.

Potential Payment upon Termination by Death (1)

		Accrued	Stock
Name	Bonus (2)	Compensation (3)	Awards (4)	Total

Kevin C. Gorman, Ph.D.	$240,000	$42,838	$217,920	$500,758
Timothy P. Coughlin	$137,500	$26,760	$175,544	$339,804
Richard Ranieri	$150,000	$16,067	$184,624	$350,691
Margaret Valeur- Jensen, J.D., Ph.D.	$190,000	$41,727	$200,514	$432,241
Gary A. Lyons	$450,000	$—	$108,960	$558,960

(1)	Reflects a termination due to death of the executive.

(2)	Based on bonus targets established by the Board of Directors for 2007.

(3)	Accrued compensation is comprised of vacation pay earned and unpaid as of December 31, 2007 and one-time additional two week vacation benefit for eligible employees.

(4)	All options held by the Named Executive Officers at December 31, 2007 have an exercise price greater than the Company’s closing price of its common stock at December 31, 2007. Therefore using the intrinsic method or cash value method to calculate the expense associated with accelerating options results in $0 under both calculations. The amounts in this column represent the market value of unvested restricted stock units as of December 31, 2007 that would vest in accordance with the Named Executive Officers’ employment agreements. Restricted stock units values were derived using the closing market price on December 31, 2007 of $4.54.

The following is a description of the arrangements under which the Named Executive Officers may be entitled to potential payments upon a termination without cause or change in control:

Dr. Gorman is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination within a specified time following a change of control, Dr. Gorman is entitled to 2 times the amount of his annual base salary and annual bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Gorman for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination by disability, Dr. Gorman is entitled to 15 months of base salary paid semi-monthly over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination upon Dr. Gorman’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Gorman in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Coughlin is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination within a specified time following a change of control, Mr. Coughlin is entitled to 2 times his annual base salary and annual bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Mr. Coughlin for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination by disability, Mr. Coughlin is entitled to 15 months of base salary paid semi-monthly over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination upon Mr. Coughlin’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Coughlin in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Ranieri is entitled to 1.25 times the amount of his annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination within a specified time following a change of control, Mr. Ranieri is entitled to 2 times the amount of his annual base salary and annual bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Mr. Ranieri for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination by disability, Mr. Ranieri is entitled to 15 months of base salary paid semi-monthly over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination upon Mr. Ranieri’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Ranieri in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Dr. Valeur-Jensen is entitled to 1.25 times the amount of her annual base salary and target annual bonus to be paid equally over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination in the event that the Company terminates her employment without cause, or materially reduces the power and duties of her employment without cause, which will be deemed to be a termination. In the event of a termination within a specified time following a change of control, Dr. Valeur-Jensen is entitled to 2 times the amount of her annual base salary and annual bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In addition, the Company has agreed to reimburse Dr. Valeur-Jensen for the increase in federal and state income taxes payable by her by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of her base amount by more than 15%. In the event of termination by disability, Dr. Valeur-Jensen is entitled to 15 months of base salary paid semi-monthly over 15 months, an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 15 months following termination. In the event of a termination upon Dr. Valeur-Jensen’s death, her beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 15 continuous months after the date of termination, a lump sum amount equal to her target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Dr. Valeur-Jensen in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Mr. Lyons is entitled to 2 times the amount of his annual base salary and target annual bonus to be paid equally over 24 months, an acceleration of unvested shares that would have vested over the 24 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a termination within a specified time following a change of control, Mr. Lyons is entitled to 2.5 times the amount of his annual base salary and annual bonus to be paid in one lump sum, a cash amount equal to the value of all unvested stock awards and all vested and outstanding stock awards, and payment of COBRA benefits to continue then-current coverage for a period of 30 months following termination. In addition, the Company has agreed to reimburse Mr. Lyons for the increase in federal and state income taxes payable by him by reason of the benefits provided in connection with such a termination in connection with a change in control if the total payment exceeds 2.99 of his base amount by more than 15%. In the event of termination by disability, Mr. Lyons is entitled to 24 months of base salary paid semi-monthly over 24 months, an acceleration of unvested shares that would have vested over the 24 continuous months after the date of termination, and payment of COBRA benefits to continue then-current coverage for a period of 24 months following termination. In the event of a termination upon Mr. Lyon’s death, his beneficiaries or estate, would be entitled to an acceleration of unvested shares that would have vested over the 24 continuous months after the date of termination, a lump sum amount equal to his target annual bonus multiplied by a fraction the numerator of which is the number of full months of employment by Mr. Lyon’s in the fiscal year and the denominator of which is 12 and any accrued and unpaid compensation on the date of termination.

Compensation of Directors. The following table sets forth the compensation paid by the Company for the fiscal year ended December 31, 2007 to the current and former directors of the Company named below:

Directors Compensation Table

	Fees Earned
	or Paid	Option	All Other
Name	in Cash (1)	Awards (2)	Compensation (3)		Total

Gary A. Lyons (4)	$—	$—	$—		$—
Adrian Adams (5)	$2,000	$6,167	$—		$8,167
W. Thomas Mitchell (6)	$58,000	$85,859	$100		$143,959
Joseph A. Mollica, Ph.D. (7)	$61,333	$107,324	$100		$168,757
Richard F. Pops (8)	$58,500	$85,859	$100		$144,459
Stephen A. Sherwin, M.D. (9)	$50,167	$85,859	$100		$136,126
Corinne H. Lyle (10)	$56,667	$85,859	$100		$142,626
Wylie W. Vale, Ph.D (11)	$—	$85,859	$50,100	(12)	$135,959

(1)	Amounts in this column reflect amounts paid in cash in 2007, except for Dr. Mollica who deferred receipt of cash payment of $61,333, into the Company’s NQDC Plan as listed in the Directors Nonqualified Deferred Compensation Table.

(2)	The amounts shown are the compensation costs recognized by Neurocrine in fiscal 2007 for option awards granted in and prior to 2007 as determined pursuant to SFAS 123R. The assumptions used to calculate the value of option awards are set forth under Note 6 of the Notes to the Consolidated Financial Statements included in Neurocrine’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on February 11, 2008.

(3)	Unless otherwise indicated, the amounts in this column represent payments made in exchange for the cancellation of certain stock options previously granted by the Company.

(4)	During 2007, Mr. Lyons was an employee of the Company, and as such, did not receive any compensation for service on the Board of Directors. As of December 31, 2007 Mr. Lyons had outstanding options to purchase 512,401 shares of common stock and 112,500 outstanding RSUs, which are subject to deferred delivery arrangements per the Company’s NQDC Plan. As of December 31, 2007, the GEL Family Limited Liability Company had outstanding options to purchase 201,518 shares of common stock.

(5)	As of December 31, 2007 Mr. Adams had no outstanding options to purchase common stock. Mr. Adams resigned from the Board of Directors in February 2007.

(6)	As of December 31, 2007 Mr. Mitchell had outstanding options to purchase 68,000 shares of common stock.

(7)	As of December 31, 2007 Dr. Mollica had outstanding options to purchase 110,000 shares of common stock.

(8)	As of December 31, 2007 Mr. Pops had outstanding options to purchase 84,000 shares of common stock.

(9)	As of December 31, 2007 Dr. Sherwin had outstanding options to purchase 101,500 shares of common stock.

(10)	As of December 31, 2007 Ms. Lyle had outstanding options to purchase 36,000 shares of common stock.

(11)	As of December 31, 2007 Dr. Vale had outstanding options to purchase 72,000 shares of common stock. As of December 31, 2007, the WBV Limited Liability Company had outstanding options to purchase 17,555 shares of common stock.

(12)	Reflects fees paid pursuant to a consulting agreement with Dr. Vale in lieu of director fees in addition to the payment described in (3) above. See “Related Person Transactions” below.

Directors Compensation Summary

Non-employee directors are reimbursed for expenses incurred in connection with performing their duties as directors of the Company. Directors who are not employees or consultants of the Company receive a $30,000 annual retainer and $2,000 for each regular meeting of the Board of Directors. The Company has agreed to provide Joseph A. Mollica, Ph.D. as Chairman of the Board an additional $20,000 making his total annual cash retainer $50,000. In addition to the cash compensation set forth above, the Chairman of the Audit Committee, Corinne H. Lyle, receives an additional $19,000 annual cash retainer. The Chairman of the Compensation Committee, Richard F. Pops, receives an additional $12,000 annual cash retainer. The Chairman of the Nominating/Corporate Governance Committee, W. Thomas Mitchell, receives an additional annual cash retainer of $9,000. Each other director who is a member of the Audit Committee, the Compensation Committee or the Nominating/Corporate Governance Committee receives an annual cash retainer of $12,000, $7,000 and $5,000 respectively, for each Committee on which he or she serves.

Effective March 1, 2000, each non-employee director is eligible to participate in the Company’s NQDC Plan. In addition to non-employee directors of the Company, the Company’s officers, vice presidents, and higher ranking employees are also eligible to participate in the NQDC Plan. For the year 2007, Joseph A. Mollica, Ph.D. elected to defer 100% of his cash compensation from the Company pursuant to the NQDC Plan.

Additionally, each non-employee director receives a grant of nonstatutory options to purchase 12,000 shares of the Company’s common stock (except that Joseph A. Mollica, Ph.D. as Chairman of the Board, receives options to purchase 15,000 shares) at each Annual Meeting of Stockholders, provided that such non-employee director has been a director of the Company for at least six months prior to the date of such Annual Meeting. Each new non-employee director is automatically granted a nonstatutory stock option to purchase 25,000 shares of the Company’s common stock upon the date such person joins the Board of Directors.

All options granted to non-employee directors are subject to a seven year term and vest monthly over the one-year period following the date of grant and have exercise prices equal to the fair market value of the Company’s common stock on the date of the grant.

Nonqualified Deferred Compensation. The following table sets forth the compensation deferred into the Company’s NQDC Plan in the fiscal year ended December 31, 2007 by the current and former directors of the Company named below:

Directors Nonqualified Deferred Compensation Table

		Executive	Aggregate	Aggregate
		Contributions in	Earnings in	Balance at
Name	Year	Last FY	Last FY	Last FYE

Adrian Adams	2007	$—	$287	$—
Joseph A. Mollica, Ph.D.	2007	$61,433 (1)	$26,561	$380,586

(1)	Consists of board fees earned during 2007 and payments made in exchange for the cancellation of certain stock options previously granted by the Company.

Additional information

Executive officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees of the Company. No executive officer, key employee, promoter or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings or legal proceedings related to the violation of state or federal commodities or securities laws.

RELATED PERSON TRANSACTIONS

Review, approval or ratification of related person transactions

In accordance with the Company’s Audit Committee Charter, the Company’s Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. In connection with its review, approval or ratification of related person transactions, the Company’s Audit Committee takes into account all relevant available facts and circumstances in determining whether such transaction is in the best interests of the Company and its stockholders. Any transaction that would disqualify a director from meeting the “independent director” standard as defined under the Nasdaq Stock Market rules requires review by the Company’s audit committee prior to entering into such transaction. For all other related person transactions the Company reviews all agreements and payments for related person transactions and based on this review, a report is made to the Company’s audit committee quarterly disclosing all related person transactions during that quarter, if any. All related person transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

Related person transactions during fiscal 2007

The Company has a consulting agreement with Wylie W. Vale, Ph.D. pursuant to which Dr. Vale spends a significant amount of time performing services for the Company, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine’s field of interest or that may be competitive with Neurocrine. Dr. Vale’s agreement is for a one-year term that commenced in November 2007 and provides for an annual consulting fee of $50,000 in exchange for his consulting services to the Company. This agreement allows for extension by mutual consent. In addition, during 2007, the Company paid approximately $104,674 to the Salk Institute, where Dr. Vale is a professor and head of the Clayton Foundation Laboratories for Peptide Biology, for license and patent expenses related to our corticotropin-releasing factor programs.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company, and some brokers, household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

Advance Notice Procedures. To be considered for inclusion in next year’s proxy materials, a stockholder must submit his, her or its proposal in writing by December 26, 2008, which is the first business day after the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement, to the Company’s Corporate Secretary at 12780 El Camino Real, San Diego, California 92130. Any proposal must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposal to be included in our proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

APPENDIX A

NEUROCRINE BIOSCIENCES, INC.
Nominating / Corporate Governance Committee Charter

THE FOLLOWING
Charter was adopted by the
Board of Directors of Neurocrine Biosciences, Inc.

on February 21, 2005

I.	Purpose.

The purpose of the Nominating / Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Neurocrine Biosciences, Inc. (the “Company”) is to provide assistance to the Board in fulfilling their responsibility for Board nominations, composition and responsibilities in accordance with the Company’s Corporate Governance Guidelines attached as Exhibit A.

II.	Structure.

A.	Membership

The Committee consists of not less than three independent directors. An independent director is a director each of whom shall (1) qualify as independent under the NASDAQ listing requirements, (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (3) be an “outside director” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The members of the Committee shall be appointed by the Board. Unless a Chairman of the Committee is designated by the Board, the Committee may designate a Chairman by a majority vote of the full Committee membership.

B.	Rules of Procedure

The Committee may determine its own rules of procedure with respect to the call, place, time and frequency of its meetings. In the absence of such rules, the Committee will meet at the call of its Chairman as appropriate to accomplish the purposes of the Committee, but it is anticipated that the Committee will meet at least twice each calendar year. Notice of meetings of the Committee shall be given as provided in the Bylaws of the Company.

C.	Committee Secretary

The Secretary of the Company will act as Secretary of the Committee and will attend all meetings; keep minutes of the Committee’s proceedings; advise members of all meetings called; arrange with the Chairman of the Committee or other convening authority for preparation and distribution of the agenda and supporting material for each meeting; at the direction of the Chairman of the Committee, make the necessary logistical arrangements for each meeting; and carry out other functions as may be assigned from time to time by the Committee. In the event that the Chairman of the Committee believes that it is inappropriate for the Secretary of the Company to attend any meeting(s) or portion(s) thereof, the Chairman shall appoint a member of the Committee to act as Secretary for such meeting(s) or portion(s) thereof.

D.	Quorum

A majority of the members of the Committee will constitute a quorum for the transaction of business. The Chairman of the Committee is designated by the Board, which may also appoint one or more Directors (each of whom meets the independence requirements to serve as a member of the Committee) as alternate members of the Committee to replace any absent member at any meeting of the Committee.

E.	Minutes and Reports.

The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee and other members of the Board. The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

The Chairperson shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

III.  Matters Relating to the Board of Directors.

A.	In consultation with Company senior management, the Committee will review the qualifications of candidates for the Board of Directors from whatever sources received.

B.	The Committee, in consultation with Company senior management, may develop guidelines for the composition of the Board. It may include in those guidelines recommendations concerning:

1.  Ideal size;

2.  The mix of inside/outside directors;

3.  Appropriate consideration of diversity;

4.  Avoidance of potential conflicts of interest;

5.  The scope of geographic representation; and

6.  The priority to be given to candidate positions, i.e., CEO or equivalent, etc.

C.	The Committee annually will review with the Board of Directors the skills and characteristics required of the members in the context of the then current membership of the Board.

D.	When vacancies on the Board occur between Annual Meetings of Stockholders, the Committee will consult with Company senior management and consider the size of the Board to determine if a replacement is then appropriate and make a recommendation to the Board.

E.	The Committee may develop and maintain a pool of qualified candidates for the Board, especially for unplanned vacancies. Nominations will be sought from the entire Board. The Committee may, at Company expense, select and retain a consultant or search firm to identify director candidates and to approve the consultant or search firm’s fees.

F.	The Committee annually will review and assess the Board of Directors’ performance and review its findings with the Board.

G.	The Committee annually will submit the slate of director candidates to be proposed for election by the stockholders at the Annual Meeting of Stockholders to the Board for approval.

H.	The Committee annually will consult each incumbent director whose term expires at the next Annual Meeting of Stockholders to determine if the director desires to seek reelection and determine if incumbents are to be nominated for reelection.

I.	From time to time as deemed appropriate, the Committee will review the Company’s Corporate Governance Guidelines and may from time to time recommend amendments thereto to the Board.

IV.	Succession Planning.

In consultation with the Company’s Chief Executive Officer, the Committee will review succession planning relating to the Company’s Chief Executive Officer as well as other key members of Company senior management. The Committee will require the Chief Executive Officer to prepare and update regularly his or her recommendation of the individuals to succeed him or her as well as other members of senior management.

V.	Committees.

On an annual basis the Committee will review the compliance of each committee of the Board with the Company’s committee structure, size and composition rules including whether the committee has held the required number of meetings and provided reports to the Board. The Committee will recommend changes to the composition of the committees as appropriate. In addition, on an annual basis the Committee will review the performance of all of the committees.

VI.	Stockholder Matters.

The Committee will periodically review the Company’s certificate of Incorporation and By-Laws and make recommendations to the Board with the objective of promoting good corporate governance. The Committee will also review the procedures and communication plans for stockholder meetings to ensure that the rights of stockholders are protected and that required information concerning the Company is adequately presented.

VII.	Responsibilities of the Committee.

The Committee, through its Chairman, will present the Committee’s recommendations to the Board of Directors for its consideration and periodically review with the Board the Committee’s activities and determinations.

VIII.	Resolutions and Written Consents.

All proposed resolutions will be prepared by the legal department and discussed and voted upon at the meetings or adopted by unanimous written consent.

IX.	Additional Authority.

The Committee shall have the authority, at its discretion, to call upon the Chairman of the Board to provide internal assistance from officers and other employees of the Company and its subsidiaries as may be appropriate to fulfill its duties and responsibilities.

X.	Evaluation of Performance of Committee.

The Committee shall evaluate its own performance on an annual basis, including its compliance with this charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

XI.	Disclosure of Charter.

This Charter will be made available to any stockholder who requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.

Exhibit A

Neurocrine Biosciences, Inc.

Corporate Governance Guidelines

I.	Purpose.

The purpose of these guidelines is to provide assistance to the Board of Directors (the “Board”) of Neurocrine Biosciences, Inc. (the “Company”) in managing Board composition, representation, function and performance.

II.	Board Membership and Leadership.

A.	Chairman of the Board and Chief Executive Officer.

The Company’s Board of Directors has a flexible policy with respect to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer.

Currently, the Chairman of the Board is not also the Chief Executive Officer but the Board of Directors recognizes that future circumstances could lead it to combine these offices. The Board believes separation or combination of the offices should be considered as part of succession planning.

When Directors meet without the presence of the Chairman of the Board, the Directors should select the Chair of the meeting.

B.	Number of Directors.

The size of the Board should reflect the requirements of the Board’s committees and the availability of qualified individuals and accordingly the size of the Board may be changed as necessary in accordance with the provisions of the Company’s bylaws.

C.	Mix of Independent and Non-Independent Directors.

The Board of Directors will be comprised of a majority of independent Directors. The Board believes that, generally, there should be no more than one officer Director on the Board, who should be the Chief Executive Officer.

An independent Director is a Director who meets the independence requirements of The NASDAQ Stock Market. Compliance with the definition of independent Director should be reviewed annually by the Nominating / Corporate Governance Committee.

D.	Former Officers.

Board membership by former Company officers is a matter to be decided by the Board in each individual instance. When an officer who is also a Director resigns as an officer of Neurocrine Biosciences, he or she should resign from the Board unless otherwise requested by the Board.

III.  Selection of Directors.

The Nominating / Corporate Governance Committee annually should review with the Board of Directors the appropriate skills and characteristics required of Board members in the context of the then current membership of the Board.

The Nominating / Corporate Governance Committee will be responsible for nominating all Directors for election either by stockholders at an annual or special meeting or by the Board in the case of Directors who are elected to fill vacancies in accordance with the Company’s bylaws. The Nominating / Corporate

Governance Committee, in consultation with the Chairman of the Board, should review Director nominations and may engage consultants to assist it in identifying and screening potential candidates.

An invitation to join the Board of Directors should be extended by the Nominating / Corporate Governance Committee through the Chair of the Nominating / Corporate Governance Committee and the Chairman of the Board. Every new Director should receive an orientation and education program to acquaint the Director with the history, operation and management of the Company and the business conditions and regulatory regime to which it is subject.

IV.	Changes in Responsibilities.

Directors whose employment responsibilities substantially change from those held when they were elected to the Board are expected to offer to resign from the Board. Directors should also advise the Chairman of the Board and Chair of the Nominating / Corporate Governance Committee prior to accepting membership on other boards of Directors. Other changes that should suggest reconsideration of Board service include conflicts of interest or changes in the level of other commitments.

The Board of Directors does not believe that Directors who retire or otherwise change employment should necessarily leave the Board. However, there should be an opportunity for the Board, through the Nominating / Corporate Governance Committee, to review the continued appropriateness of Board membership under changed circumstances.

V.	Term Limits and Retirement.

Directors should not stand for reelection after having attained age 70.

VI.	Board Committee Structure and Function.

A.	Committees.

The Board of Directors currently maintains Audit, Compensation, and Nominating / Corporate Governance Committees operating under charters approved by the Board. This committee structure seems appropriate although, from time to time, the Board may find it desirable to form new committees or combine or disband existing committees, consistent with legal and other obligations.

Only independent Directors should serve on the Audit, Compensation and Nominating / Corporate Governance Committees.

B.	Assignment and Rotation of Committee Members.

The Board of Directors shall elect the members of committees of the Board, taking into account the desires and expertise of individual Directors and the suggestions of the Chairman of the Board. Directors may indicate their committee preferences from time to time to the Chairman of the Board.

The Board of Directors believes that members of committees of the Board should be periodically rotated. The Board believes, however, that such rotation should not be mandatory since, from time to time, there may be compelling reasons to lengthen or shorten an individual Director’s committee membership.

C.	Committee Meetings.

The chair of each committee of the Board, in consultation with the committee’s members, should determine the frequency and length of the meetings of the committee.

The chair of each committee of the Board in consultation with the Company senior management should develop the committee’s agenda. Each member of a committee is free to suggest the inclusion of items on the agenda and to raise at any meeting subjects that are not on the agenda. At the beginning of each year, each committee should review with the Board of Directors a schedule of agenda subjects to be discussed by the committee during the ensuing year.

VII.  Board Meetings.

A.	Selection of Agenda Items.

The Chairman of the Board together with the Company’s Chief Executive Officer should establish the agenda for each meeting of the Board of Directors. Each Director generally is free to suggest the inclusion of items on the agenda and to raise at any meeting subjects that are not on the agenda.

B.	Advance Distribution of Board Materials.

Information and data that are important to the understanding of the business to be conducted at a meeting of the Board of Directors should be distributed in writing to the Board in advance of the meeting. These materials should highlight significant developments not previously presented and be as brief as consistent with providing the appropriate information.

C.	Regular Attendance of Non-Directors.

The Chief Financial Officer and General Counsel should regularly attend meetings of the Board of Directors. Such additional officers as are appropriate for informed discussion and response to agenda items should also attend.

D.	Executive Sessions of Independent Directors.

At least two times during the year, executive sessions of the independent members of the Board of Directors will be held to review matters concerning the relationship of the Board with the non-independent Directors and other members of the corporation’s management and such other matters as the participating Directors may deem appropriate.

VIII.  Other Board Communications and Activities.

A.	Strategic and Financial Planning.

At least once each year the Board of Directors should review management’s long term strategic and financial plan and management’s expectations regarding the strategic and financial issues that the Company may face in the foreseeable future.

B.	Board Access to Senior Management, Independent Auditors and Counsel.

Members of the Board of Directors shall have complete access to the Company’s senior management and independent auditors, and direct access to other employees, which should normally be coordinated with senior management. The Board also shall have complete access to counsel of its choice with respect to any issue relating to the discharge of the duties of Directors.

It is assumed that members of the Board of Directors will use judgment to be sure that contacts with management are not distracting to the Company’s business operations of and will advise the Chairman of the Board of any substantive contacts. Furthermore, the Board encourages management to invite to Board meetings members of management who can provide additional insight into the items to be discussed or who senior management believes to have sufficient executive potential that they should be given exposure to the Board.

C.	Board Compensation Review.

The Compensation Committee of the Board of Directors annually shall review with the Board the compensation of Directors in other comparable companies. Changes in Director compensation, if any also shall be reviewed and presented by the Compensation Committee, but subject to discussion with and the concurrence of the Board.

D.	Assessment of Board Performance.

The Nominating / Corporate Governance Committee of the Board of Directors annually shall review and assess (assisted by outside consultants if the Committee so desires) the Board’s performance. The assessment also should be of the Board’s contribution as a whole and specifically review areas in which the Board or management believes a better contribution could be made. The purpose of the review is to increase the effectiveness of the Board and it shall be reviewed with the Board. On an annual basis the Nominating / Corporate Governance Committee will conduct a written survey to evaluate Board performance.

E.	Evaluation of the Chief Executive Officer and Employee Directors.

The independent members of the Board of Directors annually shall formally evaluate the Chief Executive Officer. The Chief Executive Officer annually shall formally evaluate all Officer Vice Presidents.

These evaluations shall be considered by the Compensation Committee in its deliberations with respect to the compensation of these officers. The evaluation should be based principally upon objective criteria including business performance, accomplishment of strategic objectives, development of management and other matters relevant to the Company’s short term and long term success and the creation of stockholder value.

F.	Board Interaction with Institutional Investors, Customers, Media and Others.

The CEO and the Company’s Investor Relations Department speak for the Company. Nevertheless, individual Directors may, from time to time, be called upon to meet or otherwise communicate with the Company’s various constituencies. It is expected that, absent unusual circumstances, Directors would do so only at the request of management and will advise the Chairman of the Board of any substantive communications.

IX.	Administration

A.	Review and Amendments.

The Nominating / Corporate Governance Committee of the Board of Directors should assume general responsibility for developing the Company’s approach to corporate governance issues and periodically review compliance with these guidelines. It also shall annually review these guidelines and, subject to the approval of the Board, may amend them from time to time. On matters of corporate governance, independent Directors should make all decisions.

B.	Availability to Shareholders.

The Corporate Governance Guidelines shall be made available on the Company’s website and to any stockholder who otherwise requests a copy. The Company’s Annual Report to Stockholders will state the foregoing.

AST PROXY DEPARTMENT 59 MAIDEN LANE NEW YORK, NY 10038
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Neurocrine Biosciences, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Neurocrine Biosciences, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NEBIO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEUROCRINE BIOSCIENCES, INC.		For all ☐	Withhold all ☐	For all Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1.	To elect two Class III Directors to the Board of Directors to serve for a term of three years; Nominees: (01) Gary A. Lyons (02) Kevin C. Gorman

Vote on Proposals		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008;	☐	☐	☐

3.	To approve an amendment to the Company’s 2003 Incentive Stock Plan, as amended, to increase the number of shares of common stock reserved for issuance thereunder from 4,800,000 to 5,300,000;	☐	☐	☐

4.	To consider a stockholder proposal to declassify the Board of Directors;	☐	☐	☐

5.	To consider a stockholder proposal regarding an engagement process with the proponents of certain stockholder proposals; and	☐	☐	☐

6.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

This Proxy is solicited on behalf of the Board of Directors

NEUROCRINE BIOSCIENCES, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2008
The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2008 and hereby appoints Kevin C. Gorman and Timothy P. Coughlin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 28, 2008 at 8:30 a.m. local time, at the Company’s corporate headquarters located at 12790 El Camino Real, San Diego, California 92130, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE AMENDMENT OF THE COMPANY’S 2003 INCENTIVE STOCK PLAN, AGAINST THE STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS, AGAINST THE STOCKHOLDER PROPOSAL REGARDING AN ENGAGEMENT PROCESS WITH THE PROPONENTS OF CERTAIN STOCKHOLDER PROPOSALS, AND TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY CONTINUATION, ADJOURNMENT OR POSTPONEMENT THEREOF.
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)